Exhibit T3D

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 276 OF 2021 (ASCJ)

IN THE MATTER OF THE COMPANIES ACT (2021 REVISION)

AND IN THE MATTER OF LUCKIN COFFEE INC. (IN PROVISIONAL LIQUIDATION)

ORDER

PETITION dated 20 September 2021 of Luckin Coffee Inc. (Provisional Liquidation) (the Company), seeking the sanction of a proposed scheme of arrangement (the Scheme of Arrangement) pursuant to section 86 of the Companies Act (2021 Revision) (the Companies Act) between the Company and the Scheme Creditors (as defined in the Scheme of Arrangement)

AND UPON reading the First Affidavit of Reinout Hendrik Schakel sworn on 18 September 2021, the Second Affidavit of Reinout Hendrik Schakel sworn on 21 October 2021, the First Affidavit of Conor Bastable sworn on 21 October 2021, First Affidavit of Alexander Lawson sworn on 21 October 2021. The Third Affidavit of Reinout Hendrik Schakel sworn on 22 October 2021, the first Affidavit of Andrew Rosenblatt sworn on 30 November 2021, the First Affidavit of Alexander Teck Chai Ridgers sworn on 3 December 2021, the First Affidavit of Jane Sullivan sworn on 6 December 2021, the second affidavit of Alexander Lawson sworn on 3 December 2021, and the exhibits thereto

AND UPON hearing Leading Counsel for the Company, Leading Counsel for the Ad Hoc Group of Noteholders, Counsel for the joint liquidators for the Company

1

IT IS HEREBY ORDERED AND DIRECTED THAT:

1.	The Scheme of Arrangement in respect of the Company, as annexed to this order, be and is hereby sanctioned pursuant to section 86(2) of the Companies Act.

2.	This order be filled with the Registrar of Companies in the Cayman Islands pursuant to section 86(3) of the Companies Act.

Dated this 13th day of Decembner 2021

Filed this 13th day of Decembner 2021

THIS ORDER was filed by Harney Westwood & Riegels, Attorneys for the Company, whose address for service is 3rd Floor, Harbour Place, 103 South Church Street, George Town, KY1-1002, Grand Cayman, Cayman Islands (Ref: 054067.0002/NXH/JNW/AUP).

2

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 276 OF 2021 (ASCJ)

IN THE MATTER OF THE COMPANIES ACT (2021 REVISION)

AND IN THE MATTER OF LUCKIN COFFEE INC. (IN PROVISIONAL LIQUIDATION)

SCHEME OF ARRANGEMENT

Under Section 86 of the Companies Act (2021 Revision) of the Cayman Islands

BETWEEN

LUCKIN COFFEE INC. (IN PROVISIONAL LIQUIDATION)

(An exempted company incorporated with limited liability under the laws of the Cayman Islands with company number 324324)

AND

THE SCHEME CREDITORS

(as herein defined)

TABLE OF CONTENTS
1	DEFINITIONS	1
2	INTERPRETATION	26
3	THE COMPANY	28
4	THE EXISTING NOTES	28
5	PURPOSE OF THE SCHEME	28
6	THIRD PARTIES	29
7	APPLICATION AND EFFECTIVENESS OF THE SCHEME	30
8	AUTHORISATIONS, DIRECTIONS AND INSTRUCTIONS	31
9	COMPROMISE AND ARRANGEMENT	33
10	APPOINTMENT OF SCHEME SUPERVISORS	33
11	SCHEME STEPS	33
12	NO RIGHT TO COMMENCE PROCEEDINGS	35
13	RELEASE AND DISCHARGE	36
14	DETERMINATION OF SCHEME CLAIMS	38
15	PROVISION OF INFORMATION	38
16	BAR DATE	39
17	DISTRIBUTION OF SCHEME CONSIDERATION (AND IF APPLICABLE, THE TOP-UP ADSS OR THE NET LOSS ADSS)	40
18	CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME	47
19	CONDITIONS TO THE EFFECTIVENESS OF THE RESTRUCTURING	47
20	ADJUDICATOR	48
21	ADJUDICATION PROCEDURE	49
22	SCHEME COSTS	51
23	SECURITIES LAW CONSIDERATIONS	51
24	INDEMNITY	51
25	MODIFICATIONS TO THE SCHEME	52
26	TERMINATION OF THE SCHEME	52
27	COMPLETION OF THE SCHEME	52
28	NOTICES	52
29	THE INFORMATION AGENT	54
30	SCHEME SUPERVISORS	54
31	THE JOINT PROVISIONAL LIQUIDATORS	55
32	THIRD PARTY RIGHTS	56
33	FORCE MAJEURE	56
34	CONFLICT AND INCONSISTENCY	56
35	GOVERNING LAW AND JURISDICTION	56

SCHEDULE 1 SCHEME SUPERVISOR PROTOCOL

SCHEDULE 2 FORM OF DEED OF UNDERTAKING

SCHEDULE 3 FORM OF EXISTING NOTES TRUSTEE INSTRUCTION

SCHEDULE 4 FORM OF DTC INSTRUCTION

SCHEDULE 5 FORM OF DEED OF RELEASE

SCHEDULE 6 FORM OF HOLDING PERIOD TRUST DEED

SCHEDULE 7 POST-RESTRUCTURING DEBT DOCUMENTS

1	DEFINITIONS

1.1	In this Scheme, unless the context otherwise requires or as otherwise expressly stated, the following capitalised expressions shall have the following meanings:

Accepted

means in relation to:

(a)    any Scheme Claim, the acceptance by the Joint Provisional Liquidators or Scheme Supervisors (as the case may be) of such Scheme Claim (or part thereof);

(b)   a Rejected Scheme Claim, the acceptance by the Joint Provisional Liquidators or Scheme Supervisors (as the case may be) of such Scheme Claim (or part thereof) prior to the end of the applicable Rejected Scheme Claim Resolution Period; and

(c)   a Disputed Scheme Claim, the acceptance by the Adjudicator of such Disputed Scheme Claim (or part thereof) in accordance with the Adjudication Procedure,

in each case for the purposes of determining any entitlement to Scheme Consideration. “Accept” and “Acceptance” shall be construed accordingly.

Account Holder	means any person recorded directly in the records of a Clearing System as holding an interest in any Existing Notes in an account of the Clearing System either for its own account or on behalf of its relevant Client, including any DTC Participant.

Account Holder Letter	means the account holder letter substantially in the form appended at Appendix 7 (Solicitation Packet) to the Explanatory Statement.

Ad Hoc Group	means the ad hoc group of Consenting Noteholders being the Noteholder signatories to the Noteholder RSA as of 16 March 2021.

Ad Hoc Group Advisors	means Carey Olsen and Quinn Emanuel Urquhart & Sullivan, LLP., and Counsel instructed to advise in relation to, or in connection with the Restructuring.

Adjudication Procedure	means the procedure for the resolution of Disputed Scheme Claims as set out at Clause 21 of this Scheme.

Adjudication Referral Deadline	means the date by which a Scheme Creditor must have referred its Rejected Scheme Claim to the Adjudicator, being 5:00 p.m., on the third Business Day following the end of the Rejected Scheme Claim Resolution Period.

Adjudication Referral Notice	means a validly submitted notice from a Scheme Creditor to the Adjudicator by the Adjudication Referral Deadline, requesting the adjudication of the Scheme Creditor’s Rejected Scheme Claim pursuant to the Adjudication Procedure.

Adjudicator	means the person or persons appointed by the Scheme Supervisors as the adjudicator in accordance with Clause 20 of this Scheme.

ADS Creditor Documentation

means either:

(a)    a representation made to the Company and the Information Agent by a Scheme Creditor holding Original ADSs that such Scheme Creditor has not sold, transferred or disposed of, directly or indirectly, any ADSs or the Class A Ordinary Shares of the Company or securities convertible into or exercisable or exchangeable for ADSs or Class A Ordinary Shares during the Initial Period; or

(b)   if such Scheme Creditor (i) has effectuated any such transaction during the Initial Period and (ii) has incurred a Net Loss (which will be calculated by taking into account any trading gain or loss in the ADSs incurred by such Scheme Creditor during the Initial Period plus any unrealised gain or loss determined using the Reference Price and the number of ADSs held by such Scheme Creditor on the last day of the Initial Period), the Net Loss Documentation provided to the Company and the Information Agent by such Scheme Creditor.

ADS Creditor Documentation Deadline	means the day falling seven (7) Business Days immediately following the Reference Price Date.

ADS Custodian	means The Bank of New York Mellon, in its capacity as custodian, with respect to the ADSs delivered pursuant to the Deposit Agreement or any successor entity thereto.

ADS Depositary	means The Bank of New York Mellon, as depositary for the ADSs under the Deposit Agreement or any successor entity thereto.

ADS Facility Unavailability	means the termination or unavailability of the facility for the conversion of the Class A Ordinary Shares into ADSs.

ADSs	means American depositary shares, each currently representing eight (8) Class A Ordinary Shares.

Affiliate	means, with respect to a person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person and, for the purposes of this definition, “control” shall mean the power, direct or indirect, to (a) vote on more than 50 percent of the securities having ordinary voting power for the election of directors of such person, or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise.

Agreed Form

a document is in “Agreed Form” if it is in a form consistent in all material respects with the Restructuring Term Sheet, and in a form reasonably agreed between each of:

(a)    the Company (or the Company Advisors);

(b)   the JPLs (or the JPL Advisors);

(c)    the Majority Ad Hoc Group (or the Ad Hoc Group Advisors); and

(d)   the New Notes Trustee, the Common Security Agent (or their advisors), only in relation to the New Notes Indenture and the Security Documents.

Any document appended to this Scheme or the Explanatory Statement shall be deemed to be in Agreed Form.

Allowed Proceeding	means any Proceeding by a Scheme Creditor to enforce its rights under this Scheme and/or compel the Company or any other person to perform its obligations under this Scheme.

Alvarez & Marsal	means Alvarez & Marsal Cayman Islands Limited and Alvarez & Marsal Asia Limited.

Bankruptcy Code	means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

Bankruptcy Court	means the United States Bankruptcy Court for the Southern District of New York.

Bar Date	means the date falling sixty (60) calendar days after the Restructuring Effective Date (or if such date is not a Business Day, the next Business Day after that date) as notified by the Company to Scheme Creditors pursuant to Clause 7.6 of this Scheme and being the last date for submission of a duly completed Account Holder Letter, Distribution Confirmation Deed and Designated Recipient Form (if applicable).

Base Indenture	means the senior secured notes indenture to be entered into on the Restructuring Effective Date among the Company, the Subsidiary Guarantors, the New Notes Trustee, the Common Security Agent, and other agents thereto, as may be amended, modified or supplemented from time to time.

Board	means the board of directors of the Company.

Book Entry Interest	means in relation to the Existing Notes, a beneficial interest as principal in the Global Note held through and shown on, and transferred only through, records maintained in book entry form by the Depositary.

Business Day	means a day (other than a Saturday or Sunday) on which banks are open for general business in the Cayman Islands and the State of New York.

Cash Consideration	means for each US$1,000 of principal amount and accrued and unpaid interest (at the applicable default rate under the Indenture up to and including the Restructuring Effective Date) of the Existing Notes held by a Scheme Creditor, an amount of US$320 payable in cash to such Scheme Creditor on the Restructuring Effective Date.

Cayman Court	means the Grand Court of the Cayman Islands.

Chapter 15 Enforcement Order	means a final order of the Bankruptcy Court recognising the Scheme pursuant to Chapter 15 of the Bankruptcy Code and enforcing the terms of this Scheme, within the territorial jurisdiction of the United States.

Chapter 15 Filing	means the petition filed by the Joint Provisional Liquidators under Chapter 15 of the Bankruptcy Code in In re Luckin Coffee Inc. (in Provisional Liquidation), No. 21-10228 (MG) (Bankr. S.D.N.Y. Feb. 5, 2021), for the purposes of obtaining the Chapter 15 Recognition Order and the Chapter 15 Enforcement Order.

Chapter 15 Recognition Order	means the Order Recognizing Cayman Proceeding as a Foreign Main Proceeding and Granting Relief in Aid Thereof [Dkt. No. 48] entered by the Bankruptcy Court in In re Luckin Coffee Inc. (in Provisional Liquidation), No. 21-10228 (MG) (Bankr. S.D.N.Y. Feb. 5, 2021), which recognised the Provisional Liquidation as a foreign main proceeding under Chapter 15 of the Bankruptcy Code.

Claim	means any and all actions, causes of action, proceedings, claims, counterclaims, suits, debts, accounts, contracts, agreements, promises, damages, judgments, demands, set offs or rights whatsoever and howsoever arising, (whether present, future, prospective or contingent, direct or indirect and whether known or unknown), whether or not for a fixed or unliquidated amount, whether secured or unsecured, whether or not involving the payment of money or the performance of an act, or obligation, or any omission, whether by way of contribution or subrogation or otherwise, whether arising at common law, in equity or by statute in the Cayman Islands, under the laws of New York, the PRC or in any other jurisdiction or in any manner whatsoever. “Claims” shall also be construed accordingly.

Class A Ordinary Shares	means the Class A ordinary shares with a par value of US$0.000002 per share in the share capital of the Company with the rights set out in the Fifth Amended and Restated Memorandum and Articles of Association (as amended and/or restated from time to time).

Class B Ordinary Shares	means the Class B ordinary shares with a par value of US$0.000002 per share in the share capital of the Company with the rights set out in the Fifth Amended and Restated Memorandum and Articles of Association (as amended and/or restated from time to time).

Clearing Systems	means Euroclear Bank S.A./N.V., Clearstream Banking S.A., and DTC.

Closing Cash	means the aggregate amount of cash in Cayman Islands accounts of the Company, other than cash sufficient to satisfy: (i) the Interest Prefunding Obligation; (ii) the payment of (A) legal and advisory fees and expenses of the Company, the Ad Hoc Group and the Joint Provisional Liquidators and all Scheme Costs outstanding as of the Restructuring Effective Date; and (B) any other fees and expenses reasonably necessary to fund the Provisional Liquidation; and (iii) up to US$50 million used to repay any debt (including any outstanding interest and fees thereon) that the Company incurs, prior to the Restructuring Effective Date to fund the obligations described in the immediately preceding clause (ii); provided that the Company will satisfy the obligations described in the immediately preceding sub-clause (iii) in full, in cash, prior to applying the Closing Cash in accordance with the Closing Cash Waterfall.

Closing Cash Waterfall	means the order of distribution of the Closing Cash in accordance with Clause 17.15.

Common Security Agent	means The Bank of New York Mellon as common security agent for the secured parties under the New Notes Indenture.

Companies Act	means the Cayman Islands Companies Act (2021 Revision) or as revised from time to time.

Company	means Luckin Coffee, Inc. (In Provisional Liquidation) an exempted company incorporated in the Cayman Islands with company number 324324, having its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, George Town, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Company Advisors	means Harney Westwood & Riegels, Davis Polk & Wardwell LLP, King & Wood Mallesons, and Houlihan Lokey (China) Limited.

Completion Notice	means the written notice to be issued by the Company in accordance with Clause 7.6 of this Scheme, giving notice to Scheme Creditors of the completion of the Restructuring Conditions and the occurrence of the Restructuring Effective Date, and specifying the Bar Date.

Connected Persons	means with respect to a person, (a) its Affiliates; (b) Related Entities; (c) its partners, directors, officers, employees, legal and other professional advisors (including auditors), agents and representatives (and including, as applicable, the Company Advisors, the JPL Advisors and the Ad Hoc Group Advisors).

Consenting Noteholder	means a Noteholder who has executed, or otherwise acceded to, the Noteholder RSA.

Deed of Release	means the deed of release entered into by and among the Company, the Joint Provisional Liquidators and the Scheme Creditors pursuant to Clause 13.6 of this Scheme and appended at Schedule 5 of this Scheme in the Agreed Form.

Deed of Undertaking	means the deed of undertaking entered into by and among the Company, the Scheme Supervisors, the Subsidiary Guarantors, the Existing Notes Trustee, the Holding Period Trustee and the Information Agent in accordance with Clause 6.4 of this Scheme and appended at Schedule 2 to this Scheme in the Agreed Form.

Deposit Agreement	means the deposit agreement, dated 16 May 2019, entered into by and among the Company and the ADS Depositary and the holders and beneficial owners of the ADSs delivered thereunder or, if amended or supplemented as provided therein, as so amended and supplemented.

Depositary	means DTC in its capacity as the depositary in respect of the Existing Notes or the depositary in respect of the New Notes, as applicable.

Designated Recipient	means any person who is an Eligible Person appointed under a validly completed Designated Recipient Form and Account Holder Letter submitted to the Information Agent on behalf of a Scheme Creditor to receive the Scheme Consideration to which that Scheme Creditor is entitled pursuant to the terms of this Scheme.

Designated Recipient Form	means the form appended to the Account Holder Letter at Appendix 7 (Solicitation Packet) to the Explanatory Statement and available on the Scheme Website, by which a Scheme Creditor may designate a recipient to be the recipient of all of the Scheme Consideration that would otherwise be issued or delivered to that Scheme Creditor.

Disputed Scheme Claim	means a Scheme Claim that has been Rejected by the Joint Provisional Liquidators or Scheme Supervisors (as the case may be) pursuant to a Scheme Claims Determination Notice and referred to the Adjudicator pursuant to an Adjudication Referral Notice prior to the Adjudication Referral Deadline.

Distribution Confirmation Deed	means the deed appended to the Account Holder Letter and available on the Scheme Website confirming, amongst other things, that the Scheme Creditor or its Designated Recipient may lawfully be issued the Scheme Consideration.

DTC	means The Depository Trust Company, its nominees and successors.

DTC Instruction	means a written instruction to DTC to cancel, mark down and discharge the Global Note representing the Existing Notes.

DTC Participant	means a person recorded directly in the records of Cede & Co. and DTC as holding a Book-Entry Interest in an account held with DTC (which, for the avoidance of doubt, includes Euroclear Bank S.A./N.V., Clearstream Banking S.A.)

Eligible Person

means a person:

(a)   who is acting for its own account, or the accounts of one or more persons each of whom is otherwise an Eligible Person with respect to which it exercises sole investment discretion;

(b)   to whom the issuance and delivery of Scheme Consideration would not be unlawful or prohibited under the laws of any applicable jurisdiction; and

(c)   who may acquire Scheme Consideration without the Company being required to comply with any filing, registration, disclosure or other onerous requirement in any jurisdiction where that person is a citizen or the laws of which such person is subject or in which that person is domiciled or resident.

Equity Conversion Amount	means the aggregate principal amount of New Notes A elected by a Scheme Creditor to be exchanged for the Equity Conversion Consideration under the Equity Conversion Option as further set forth at Clause 17.14 of this Scheme.

Equity Conversion Closing Value	means: the Equity Conversion Amount; multiplied by: the greater of (a) the Equity Conversion VWAP divided by the Equity Conversion Price, and (b) 150 percent.

Equity Conversion Consideration

means the consideration payable by the Company to Scheme Creditors who validly exercise the Equity Conversion Option, being:

(a)    a number of ADSs equal to the Equity Conversion Amount divided by the Equity Conversion Price; plus

(b)   if the Equity Conversion VWAP is less than 150 percent of the Equity Conversion Price, a number of New Notes B in an aggregate principal amount equal to:

(i)   150 percent of the Equity Conversion Amount; minus

(ii)   the product of (A) the Equity Conversion Amount and (B) the Equity Conversion VWAP divided by the Equity Conversion Price (rounded downward to the nearest integral multiple of US$1.00 or zero, if such principal amount is less than US$1.00); or

(c)   in the case of ADS Facility Unavailability, a cash payment in the amount of the Equity Conversion Closing Value, provided that if the Closing Cash is not sufficient to pay the aggregate Equity Conversion Closing Value payable by the Company pursuant to Clause 17.14 any unpaid Equity Conversion Closing Value will be replaced by a number of New Notes B in an aggregate principal amount equal to such unpaid Equity Conversion Closing Value.

Equity Conversion Option	means (if an Equity Option Event occurs) the option granted to Scheme Creditors by the Company to replace up to $100 principal amount of New Notes A per $230 principal amount of New Notes A with the Equity Conversion Consideration in accordance with Clause 17.14 of this Scheme.

Equity Conversion Option Date	means the date that is the expiration date of the Equity Conversion Period, which date shall be notified by the Company to Scheme Creditors as being the deadline for Scheme Creditors to exercise the Equity Conversion Option by way of submitting an Equity Conversion Option Notice to the Information Agent and participating in the Tender Process (being one and the same date as the Tender Participation Deadline).

Equity Conversion Option Notice	means the notice substantially in the form set out at Part 5 to the Solicitation Packet at Appendix 7 to the Explanatory Statement.

Equity Conversion Period	means the period (a) commencing from the Scheme Effective Date and (b) ending (i) twenty (20) Business Days following the Scheme Effective Date or (ii) if the Scheme Effective Date occurs less than twenty (21) Business Days prior to the Restructuring Effective Date, one (1) Business Day prior to the Restructuring Effective Date, with such period being the period within which Scheme Creditors may elect to exercise the Equity Conversion Option (if the Equity Option Event occurs).

Equity Conversion Price	means the ADS purchase price or ADS-equivalent purchase price paid by the Equity Investor prior to the Restructuring Effective Date.

Equity Conversion VWAP	means the VWAP over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Restructuring Effective Date.

Equity Investor	means any person who, prior to the Restructuring Effective Date, has invested at least US$50 million in exchange for equity in the Company.

Equity Option Event	means the investment of an Equity Investor.

Excluded Liabilities	means those liabilities of the Company that are not subject to the arrangement and compromise to be effected by this Scheme, being the (i) Scheme Costs; and (ii) Claims of any Indemnified Party pursuant to Clause 24 of this Scheme.

Existing Notes	means the US$460,000,000 0.75 percent Convertible Senior Notes due 2025 (CUSIPs: 54951L AB5 and G5698L AA0; ISINs US54951LAB53 and USG5698LAA01 or any subsequent update thereto) issued by the Company pursuant to the Indenture.

Existing Notes Trustee	means The Bank of New York Mellon in its capacity as trustee pursuant to the terms of the Indenture.

Existing Notes Trustee Instruction	means an instruction to the Existing Notes Trustee in the Agreed Form and appended at Schedule 3 of this Scheme or such other form as the Existing Notes Trustee may reasonably accept.

Explanatory Statement	means the explanatory statement accompanying this Scheme to be provided to Scheme Creditors by the Company and the Joint Provisional Liquidators pursuant to Order 102 Rule 20(4)(e) of the Cayman Islands Grand Court Rules 1995 (Revised Edition).

Fee Agreement	means the Reimbursement Letter Agreement dated 15 October 2020 made by and between the Company and the Ad Hoc Group.

Final Distribution Date	means a date falling sixty (60) calendar days after the Bar Date (or if such date is not a Business Day, the next Business Day after that date) as specified by the Company in the Completion Notice.

First Priority Payment	means the first priority payment of the Cash Consideration in accordance with the Closing Cash Waterfall.

Force Majeure	means (i) any change in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company operates, including any change in the PRC, the Cayman Islands, the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) declarations of national emergencies in the PRC, the Cayman Islands, the United States or natural disasters in the PRC, the Cayman Islands, or the United States; which prevents the fulfilment of obligations under this Scheme, and the occurrence of which is not the direct or indirect result of action or inaction of any Scheme Creditor or the Company.

Global Note	means the global notes by which the Existing Notes were offered and sold in offshore transactions in reliance on Rule 144A or Regulation S, under the Securities Act, as applicable, which is registered in the name of Cede & Co., as nominee of the Depositary, and deposited with The Bank of New York Mellon as custodian for Cede & Co.

Group	means the Company and each of its subsidiaries from time to time.

Holding Period	means the period commencing on and from the Restructuring Effective Date up to the date falling three (3) Business Days immediately following the Final Distribution Date.

Holding Period Beneficiaries

means those Scheme Creditors for the benefit of whom the Holding Period Trustee holds the Surplus Scheme Consideration on trust, being any Scheme Creditor who:

(a)   has (i) submitted a validly completed Account Holder Letter to the Information Agent by the Tender Participation Deadline but fails to submit a Tender Instruction in the Tender Process; or (ii) not submitted a validly completed Account Holder Letter (and/or Distribution Confirmation Deed) to the Information Agent by the Tender Participation Deadline but whose Scheme Claim is known to the Scheme Supervisors and the Scheme Supervisors consider (acting reasonably) that if the Scheme Creditor does submit a validly completed Account Holder Letter by the Bar Date, its Scheme Claim will be Accepted;

(b)   has submitted a validly completed Account Holder Letter to the Information Agent by the Tender Participation Deadline but whose Scheme Claim has not been Accepted in full;

(c)    any Post-TPD Scheme Creditor; and

(d) being an Ineligible Person, fails to provide the Information Agent with the details of a Designated Person who is not an Ineligible Person by the Tender Participation Deadline.

Holding Period Expiry Date	means the date falling three (3) Business Days immediately following the Final Distribution Date.

Holding Period Trust Deed	means the deed of trust made by deed poll on or before the Restructuring Effective Date by the Holding Period Trustee, pursuant to which, amongst other things, the Holding Period Trustee will hold the Surplus Scheme Consideration on trust and seek to distribute the Surplus Scheme Consideration to Scheme Creditors who are Holding Period Beneficiaries during the Holding Period.

Holding Period Trustee	means Epiq Corporate Restructuring, LLC in its capacity as holding period trustee pursuant to the Holding Period Trust Deed.

Indemnified Parties	means the (i) current and former directors and officers of the Company; (ii) underwriters of the initial and secondary public offerings of the Company’s ADSs; (iii) Company’s U.S. authorised representative; (iv) Existing Notes Trustee and its current and former Connected Persons; and (v) the New Notes Trustee, the Common Security Agent and their respective current and former Connected Persons.

Indenture	means the Indenture dated 14 January 2020 by and between the Company and the Existing Notes Trustee, as supplemented, amended and restated from time to time.

Ineligible Person	means a Scheme Creditor or its Designated Recipient who is not an Eligible Person.

Information Agent	means Epiq Corporate Restructuring, LLC in its capacity as the Company’s Information Agent.

Initial Period	means the period of thirty (30) Trading Days following the Restructuring Effective Date.

Insolvency Proceedings	means (i) any corporate action, legal proceeding or other procedure or step in relation to any suspension of payments or moratorium of any indebtedness, the winding up, bankruptcy, liquidation, provisional liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of or in relation to the Company or any member of the Group, or any analogous procedure or step in any other jurisdiction, or (ii) the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, manager or similar officer in respect of the Company or any member of the Group, but provided that there shall be excluded at all times from such definition of Insolvency Proceedings: (A) the appointment of the Joint Provisional Liquidators pursuant to the JPL Order, (B) any action which is required as a matter of applicable Cayman Islands law and/or New York law and that is consented to by the Company and the Joint Provisional Liquidators and which relates to the Provisional Liquidation, (C) any action which is required in connection with this Scheme or (D) any other action or proceeding which the Company or the Joint Provisional Liquidators deem necessary or appropriate to pursue the Restructuring.

Interest Prefunding Obligation	means where the New Notes A Replacement has not occurred, the prefunding by the Company of the first two (2) interest payments of the New Notes A and, where the New Notes B Replacement has not occurred, the prefunding by the Company of the first two (2) interests payments of the New Notes B, in each case, into an escrow account in the Cayman Islands (or other account reasonably agreed between the Company and the Majority Ad Hoc Group).

Issue Price	means the VWAP over the ninety (90) consecutive Trading Days ending on the Trading Day immediately preceding the Restructuring Effective Date.

“Joint Provisional Liquidators” or “JPLs”	means Mr. Alexander Lawson and Ms. Wing Sze Tiffany Wong of the applicable Alvarez & Marsal, in their capacity as joint and several provisional liquidators of the Company, without personal liability, together with any additional or successor person or persons who take or hold office as joint provisional liquidators of the Company.

JPL Advisors	means Campbells LLP, DLA Piper (Hong Kong) Limited, DLA Piper LLP (US), and Yao Liang Law Offices and TiangTong Law Firm.

JPL Order	means the order of the Cayman Court dated 15 July 2020 in Cause No. FSD 157 of 2020 (ASCJ), appointing the Joint Provisional Liquidators over the Company.

Last Reported Sale Price	means, in respect of the ADSs on any date, the closing sale price per ADS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the ADSs are traded. If the ADSs are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the ADSs in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organisation.

Liability	means any debt, Claim, liability or obligation whatsoever, whether it is present, future, prospective or contingent, whether or not its amount is fixed or undetermined, whether or not it involves the payment of money or the performance of an act or obligation and whether arising at common law, in equity or by statute in or under the laws of the Cayman Islands, New York or any other law or in any other jurisdiction howsoever arising and “Liabilities” shall be construed accordingly.

Majority Ad Hoc Group	means, at any time, members of the Ad Hoc Group whose Existing Notes, in aggregate, constitute more than fifty (50) percent by face value of the Existing Notes held by the Ad Hoc Group at such time; provided, however, that if the Existing Notes held by the Ad Hoc Group, in aggregate, are less than forty (40) percent by face value of all Existing Notes currently outstanding, the Company may solicit the consent, approval, notice, objection or similar rights exercised by the Majority Ad Hoc Group from the Majority Consenting Noteholders instead (the “Consent Broadening Option”). In the event that the Company elects the Consent Broadening Option with respect to any provision of the Restructuring Documents, the references to consent, approval, notice, objection or similar rights exercised by the Majority Ad Hoc Group in such provision shall be deemed to refer to such rights exercised by the Majority Consenting Noteholders. The Company shall provide written notice of its election of the Consent Broadening Option to the Consenting Noteholders at least ten (10) Business Days prior to the deadline for the Consenting Noteholders to exercise their approval, notice, objection or similar rights, as applicable.

Majority Consenting Noteholders	means, at any time, with respect to any approval, notice, objection or similar right set forth in this Scheme, Consenting Noteholders whose Existing Notes, in aggregate, constitute more than fifty (50) percent by face value of all Existing Notes currently outstanding at such time held by Consenting Noteholders that exercised their approval, notice, objection or similar rights, as applicable.

Material Adverse Change	means a material adverse change in the operations, assets, revenues or financial condition of the Company, including, without limitation, the ability of the Company to pay its debts when they fall due, except, in each case, to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination) (i) an event of Force Majeure; or (ii) the execution, announcement or performance of the transactions contemplated by the Restructuring Term Sheet; provided that the exceptions set forth in clause (i) shall not apply to the extent that such event is materially and disproportionately adverse to the Company, taken as a whole, as compared to other companies in the industries in which the Company operates. For the avoidance of doubt, in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur, no consideration shall be given to any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from any Public Health Event.

NASDAQ	means National Association of Securities Dealers Automated Global Select Market.

NDRC	means the National Development and Reform Commission

Net Loss	means a net loss incurred on an aggregate basis during the Initial Period.

Net Loss ADSs	means a number of ADSs equal to the lesser of (i)(A) the absolute amount of Net Loss divided by (B) the VWAP on the Trading Day immediately preceding the relevant delivery date and (ii) the Top-Up ADSs.

Net Loss Documentation	means the supporting documentation submitted to the Company and the Information Agent as part of the ADS Creditor Documentation by a Scheme Creditor holding Original ADSs who has sold, transferred or disposed of, directly or indirectly, any ADSs or the Company’s Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for ADSs or Class A Ordinary Shares during the Initial Period, demonstrating that such Scheme Creditor has incurred a Net Loss as a result of any such transaction.

New Notes	means the new senior secured notes to be issued by the Company, subject to the terms of this Scheme, comprising the (i) New Notes A; (ii) New Notes B; and (iii) New Notes C.

New Notes A	means the 9.00 percent Series A Senior Secured Notes to be issued by the Company pursuant to the Base Indenture, as amended and supplemented by the Supplemental Indenture A (provided, however, that for the avoidance of doubt, the New Notes A will not be issued if the New Notes A Replacement has occurred).

New Notes A Maturity Date	means one year from issuance of the New Notes A.

New Notes A Replacement	means the cash payment in full in lieu of all of the New Notes A, due to the application of the Closing Cash in accordance with the Closing Cash Waterfall.

New Notes A Take-out	has the meaning accorded to it in in Clause 17.3 (c) of this Scheme.

New Notes B	means the 9.00 percent Series B Senior Secured Notes to be issued by the Company pursuant to the Base Indenture, as amended and supplemented by the Supplemental Indenture B (provided, however, that for the avoidance of doubt, the New Notes B will not be issued if the New Notes B Replacement has occurred).

New Notes B Maturity Date	means five years from the issuance of the New Notes B.

New Notes B Replacement	means the cash payment in full in lieu of all of the New Notes B, due to the application of the Closing Cash in accordance with the Closing Cash Waterfall.

New Notes C	means the Zero Coupon Series C Senior Secured Notes to be issued by the Company pursuant to the Base Indenture, as amended and supplemented by the Supplemental Indenture C (provided, however, that for the avoidance of doubt, the New Notes C will not be issued if the New Notes A Replacement has occurred).

New Notes Indenture	means the Base Indenture, the Supplemental Indenture A, the Supplemental Indenture B and the Supplemental Indenture C, in each case in the Agreed Form and available on the Scheme Website.

New Notes Trustee	means The Bank of New York Mellon in its capacity as trustee under and as defined in the New Notes Indenture.

Noteholder	means a person with the underlying beneficial interest as principal in the Existing Notes at the Record Time (for voting purposes) or at the Tender Participation Deadline (for the purposes of distributions of Scheme Consideration) which persons have the right, in certain specified circumstances, to be issued definitive notes in accordance with the terms of the Existing Notes and the Indenture.

Noteholder RSA	means the restructuring support agreement dated 16 March 2021 (together with all exhibits, schedules and attachments, including the Restructuring Term Sheet), each as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, entered into by and among the Company, the Joint Provisional Liquidators and the Consenting Noteholders.

Offshore Intercompany Claim	means any (i) Claim by the Company against an Offshore Subsidiary in connection with the indebtedness of such Offshore Subsidiary; or (ii) Claim by an Offshore Subsidiary against the Company or another Offshore Subsidiary in connection with the indebtedness of the Company or such other Offshore Subsidiary.

Onshore Subsidiary	means a Restricted Subsidiary organised under the laws of the PRC.

Offshore Subsidiary	means a Restricted Subsidiary that is not an Onshore Subsidiary.

Original ADSs	means, for each US$1,000 principal amount and accrued and unpaid interest (at the applicable default rate under the Indenture up to and including the Restructuring Effective Date) of the Existing Notes accepted for exchange: a number of ADSs equal to US$60 divided by the Issue Price.

Periodic Distribution	means a distribution of Surplus Scheme Consideration (and if applicable, Top-Up ADSs or Net Loss ADSs) made on a Periodic Distribution Date to Holding Period Beneficiaries during the Holding Period in accordance with the terms of the Holding Period Trust Deed.

Periodic Distribution Date	means the date on which a Periodic Distribution is made to Holding Period Beneficiaries during the Holding Period in accordance with the terms of the Holding Period Trust Deed.

Pledged Account	means the Cayman Islands account or other account as reasonably agreed between the Company and the Majority Ad Hoc Group into which the Company is required to deposit an amount representing 100% of the then outstanding principal of New Notes A at least 60 days prior to the New Notes A Maturity Date, provided, however, that the Company shall not be required to deposit such outstanding principal amount if the New Notes A Replacement has occurred.

Post-Restructuring Debt Documents	means the New Notes Indenture, the global note certificates for the New Notes, the Security Documents as well as any other documents, agreements and instruments necessary to implement the proposed restructuring of the Existing Notes, in the Agreed Form and consistent in all material respects with the Noteholder RSA and available on the Scheme Website.

Post-TPD Scheme Creditor	means any Scheme Creditor who submits a validly completed Account Holder Letter to the Information Agent after the Tender Participation Deadline but prior to the Bar Date.

PRC	means the People’s Republic of China (and solely for the purpose of this Scheme, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

Pre-Signing Fees	means the reasonable, documented fees and expenses incurred in connection with the Claims commenced by certain members of the Ad-Hoc Group against the Company pursuant to the Writ of Summons dated 12 May 2020 in Cause No. FSD 82 of 2020 (IKJ) (or preparation to such litigation), and the fees accrued in relation to the Restructuring and the Provisional Liquidation prior to 4 October 2020 in an aggregate amount of US$6,000,000, which the Company has undertaken to pay to the Ad Hoc Group Advisors pursuant to the terms of the Fee Agreement.

Proceeding	means any process, suit, action, legal or other proceeding including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, statutory demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of a judgment, enforcement of any security or Insolvency Proceeding, in any jurisdiction and whether arising in connection with the Restructuring or otherwise.

Provisional Liquidation	means the provisional liquidation proceedings relating to the Company, commenced in the Cayman Court with Cause No. FSD 157 of 2020 (ASCJ).

Public Health Event	means any disease outbreak, cluster, endemic, epidemic, pandemic or plague, regardless of state, that negatively impacts or could reasonably be expected to negatively impact the Company in any respect on a short-term or long-term basis, including the outbreak or escalation of the COVID-19 coronavirus.

Record Time	means 5:00 p.m. (Cayman Islands time) / 5:00 p.m. (New York time) on 22 November 2021, being the date and time for determining entitlements to vote at the Scheme Meeting.

Reference Price	means the VWAP over the thirty (30) consecutive Trading Days beginning on the Trading Day immediately following the Restructuring Effective Date.

Reference Price Date	means the 31st Trading Day immediately following the Restructuring Effective Date.

Registrar of Companies	means the Registrar of Companies of the Cayman Islands.

Rejected

means in relation to:

(a)    any Scheme Claim, the rejection by the Joint Provisional Liquidators or Scheme Supervisors (as the case may be) of such Scheme Claim (or part thereof) in a Scheme Claims Determination Notice;

(b)   any Rejected Scheme Claim, the rejection by the Joint Provisional Liquidators or Scheme Supervisors (as the case may be) of such Scheme Claim (or part thereof) prior to the end of the applicable Rejected Scheme Claim Resolution Period; and

(c)   a Disputed Scheme Claim, the rejection by the Adjudicator of such Disputed Scheme Claim (or part thereof) in accordance with the Adjudication Procedure.

in each case for the purposes of determining any entitlement to Scheme Consideration. “Reject” shall be construed accordingly.

Rejected Scheme Claims Resolution Period	means a period of five (5) Business Days from the date on which the Scheme Claims Determination Notice is received in accordance with Clause 14.4 of this Scheme.

Related Entities	in relation to an entity (the “First Entity”), means an entity which is managed or advised by the same investment manager or investment adviser as the First Entity (or its Affiliates) or, if it is managed by a different investment manager or investment adviser, an entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Entity (or its Affiliates).

Released Parties

means the Company, the Joint Provisional Liquidators, the Scheme Supervisors, the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Holding Period Trustee, the Information Agent, the Depositary and any of their respective current and former Connected Persons.

“Released Party” shall be construed accordingly.

Remaining Surplus Cash Consideration	means the Cash Consideration component of the Remaining Surplus Scheme Consideration.

Remaining Surplus New Notes	means the New Notes component of the Remaining Surplus Scheme Consideration.

Remaining Surplus Scheme ADSs	means the ADSs component (including Original ADSs and Top-Up ADSs) of the Remaining Surplus Scheme Consideration.

Remaining Surplus Scheme Consideration	means the Surplus Scheme Consideration remaining after the final Periodic Distribution by the Holding Period Trustee on the Final Distribution Date.

Restricted Subsidiaries	means the subsidiaries with respect to each of which the Company owns directly or indirectly more than 50 percent of its voting stock or otherwise has the power to control or consolidate in accordance with GAAP, except for Luckin Coffee Roasting (PingNan) Ltd. and any immaterial subsidiary designated by the Board as an “Unrestricted Subsidiary” based on standards customarily used in high yield bonds, including having a value of less than $1 million.

Restructuring	means the restructuring of the indebtedness of the Company under the Existing Notes, pursuant to the terms of this Scheme, and consistent in all material respects with the Noteholder RSA.

Restructuring Conditions	means each of the conditions set out in Clause 19.1 of this Scheme, being the conditions precedent to the Restructuring Effective Date.

Restructuring Documents	means the Noteholder RSA, the Post-Restructuring Debt Documents, the Scheme Document, the Sanction Order, the Chapter 15 Enforcement Order and any other material documents, agreements and instruments necessary to implement or to consummate the Restructuring in accordance with the Noteholder RSA.

Restructuring Effective Date	means the date on which all the Restructuring Conditions have been satisfied (or waived) in accordance with the terms of this Scheme.

Restructuring Term Sheet	means the term sheet annexed as Exhibit A to the Noteholder RSA.

Rights Plan Trigger Event	means any separation of the rights to acquire the Company’s capital stock from the Class A Ordinary Shares underlying the ADSs pursuant to the Shareholder Rights Plan.

Sanction Order	means a copy of the sealed order of the Cayman Court sanctioning this Scheme.

Scheme	means this scheme of arrangement between the Company and the Scheme Creditors presented pursuant to Section 86 of the Companies Act in its present form or with or subject to any non-material modifications, additions, or conditions that the Cayman Court may think fit to approve or impose and agreed to by the Company.

Scheme ADSs	means the number of ADSs to be issued to the Scheme Creditors pursuant to the Scheme, including the Original ADSs, the Top-Up ADSs (if applicable), the Net Loss ADSs (if applicable) and, if applicable, the ADSs issued pursuant to the exercise of the Equity Conversion Option.

Scheme Claim

means any Liability of the Company to a Scheme Creditor, arising directly or indirectly pursuant to, under or in connection with the Existing Notes or the Indenture on, before or after, the Record Time, including (without limitation) Claims in relation to any Liability of the Company in respect of loss or damage suffered or incurred, whether directly or indirectly, as a result of or in connection with such Liability and including, for the avoidance of doubt, all accrued and unpaid interest and/or default interest on the Existing Notes, but excluding the Excluded Liabilities.

“Scheme Claims” shall be construed accordingly.

Scheme Claim Determination Notice	means a written notice from the Joint Provisional Liquidators or the Scheme Supervisors (as the case may be) to a Scheme Creditor notifying such Scheme Creditor that its Scheme Claim has been Rejected.

Scheme Conditions	means each of the conditions set out in Clause 18.1 of this Scheme, being the conditions precedent to this Scheme becoming effective.

Scheme Consideration	consists of the (i) Cash Consideration; (ii) the New Notes; (iii) the Original ADSs (or, in the case of ADS Facility Unavailability, the cash equivalent in lieu thereof) and (iv) (if applicable and in accordance with the entitlements of any Scheme Creditors under Clause 17.14), the Equity Conversion Consideration, in each case, distributable to Scheme Creditors subject to and in accordance with the terms of this Scheme.

Scheme Consideration Distribution Date	means the date on which the New Notes and Original ADSs (or in the event of ADS Facility Unavailability, the cash equivalent in lieu thereof) will be distributed to Scheme Creditors pursuant to the terms of this Scheme, which, for the avoidance of doubt, will fall on the same date as the Restructuring Effective Date.

Scheme Costs	means (i) all reasonable fees, properly incurred expenses, and indemnification obligations (including reasonable legal fees) of The Bank of New York Mellon, in its capacity as Existing Notes Trustee or in any capacity related thereto, under the Indenture pursuant and payable as set forth in the payment side letter dated [x] between the Company and the Existing Notes Trustee, (ii) all reasonable fees and properly incurred expenses (including reasonable legal fees) of The Bank of New York Mellon, in its capacity as the New Notes Trustee and Common Security Agent and any capacity related thereto pursuant to the fee letter dated [x] between the Company and the New Notes Trustee; and (iii) all other Restructuring related fees, costs, and expenses, including the legal and advisory fees and expenses of the Company and the Joint Provisional Liquidators (including the Company Advisors and the JPL Advisors) and all fees, costs and expenses of the Ad Hoc Group that are due and payable pursuant to the terms of the Fee Agreement (including the Pre-Signing Fees); in each case, pursuant to terms agreed between the Company and such party. For the avoidance of doubt, the Scheme Costs are not subject to compromise under the Scheme.

Scheme Creditors	means those persons having the benefit of the Scheme Claims against the Company and being the Depositary (and its nominee) and the Existing Notes Trustee (solely in their capacities as the beneficiaries of the covenants to pay principal and interest on the Existing Notes pursuant to the Indenture), the Account Holders and the Noteholders.

Scheme Distribution Longstop Time	means 5:00 p.m. on 31 December 2021 (New York Time), unless extended by the Company and the Joint Provisional Liquidators in accordance with Clause 7.8 of this Scheme.

Scheme Document	means this Scheme, the Explanatory Statement accompanying this Scheme and all schedules and annexures thereto.

Scheme Effective Date	means the date on which all the Scheme Conditions have been satisfied (or waived) in accordance with the terms of this Scheme.

Scheme Effective Notice	means the notice to be issued by the Company in accordance with Clause 7.4 of this Scheme, giving notice to Scheme Creditors of the satisfaction of the Scheme Conditions and the occurrence of the Scheme Effective Date, and specifying the Tender Participation Deadline.

Scheme Meeting	means the meeting of Scheme Creditors in relation to this Scheme as convened by an order of the Cayman Court for the purpose of considering and, if thought fit, approving, (with or without modification), this Scheme, and any adjourned meeting thereof.

Scheme Sanction Date	means the date of delivery of the Sanction Order to the Registrar of Companies for registration.

Scheme Steps	means the steps set out at Clause 11 of this Scheme.

Scheme Supervisors	means, commencing on and from the Scheme Effective Date, the Joint Provisional Liquidators (and/or alternative and additional persons of at least Managing Director level from Alvarez & Marsal mutually agreeable to the Company and the Majority Consenting Noteholders) appointed on the terms and conditions and with the powers and authorities, as set out in the Scheme Supervisor Protocol at Schedule 1 of this Scheme, and Clause 30 of this Scheme.

Scheme Supervisor Protocol	means the protocol mutually agreed between the Company, the Majority Ad Hoc Group and the Joint Provisional Liquidators appointing the Scheme Supervisors, in the Agreed Form appended at Schedule 1 to this Scheme.

Scheme Website	means https://dm.epiq11.com/luckinscheme.

SEC	means the United States Securities and Exchange Commission.

Securities Act	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Security	means the following security granted in favour of the Common Security Agent for and on behalf of the Scheme

Creditors to secure the obligations of the Company under the New Notes:

(a)     the share pledges to be granted by the Company and the applicable Subsidiary Guarantors in favour of the Common Security Agent with respect to all the shares of the Subsidiary Guarantors owned by the Company and such applicable Subsidiary Guarantors;

(b)    the fixed charge to be granted by the Company in favour of the Common Security Agent over the Pledged Account;

(c)     the fixed and floating charges to be granted over by the Company in favour of the Common Security Agent over:

(i)            account no 676124 1219 held at EFG Bank AG, Cayman Branch;

(ii)           account no 676124 1200 held at EFG Bank AG, Cayman Branch;

(iii)         account no. 012-875-2-029321-1 held at Bank of China (Hong Kong Limited), and

(d)    the fixed and floating charge to be granted by the Company in favour of the Common Security Agent over any Offshore Intercompany Claims,

and documented pursuant to the Security Documents available on the Scheme Website.

Security Documents	means the documentation documenting the Security granted in favour of Common Security Agent for and on behalf of the Scheme Creditors to secure the obligations of the Company under the New Notes, in the Agreed Form and available on the Scheme Website.

Shareholder Rights Plan	means the shareholder rights plan adopted by the Company on 14 October 2021.

Subsidiary Guarantors	means all of the existing and future direct and indirect Restricted Subsidiaries of the Company, other than (i) any Restricted Subsidiaries organised under the laws of the PRC and (ii) any Restricted Subsidiaries organised outside of the PRC that are prohibited by applicable law from providing a subsidiary guarantee.

Supplemental Indenture A	means the Series A supplemental indenture to the Base Indenture dated as of the Restructuring Effective Date among the Company, Subsidiary Guarantors, the New Notes Trustee, the Common Security Agent and other agents thereto, providing for the issuance of New Notes A, as may be amended, modified or supplemented from time to time.

Supplemental Indenture B	means the Series B supplemental indenture to the Base Indenture dated as of the Restructuring Effective Date among the Company, Subsidiary Guarantors, the New Notes Trustee, the Common Security Agent and other agents thereto, providing for the issuance of New Notes B, as may be amended, modified or supplemented from time to time.

Supplemental Indenture C	means the Series C supplemental indenture to the Base Indenture dated as of the Restructuring Effective Date among the Company, Subsidiary Guarantors, the New Notes Trustee, the Common Security Agent and other agents thereto, providing for the issuance of New Notes C, as may be amended, modified or supplemented from time to time.

Surplus Scheme Consideration	means any Scheme Consideration (and if applicable, Top-Up ADSs or Net Loss ADSs) transferred to the Holding Period Trustee to be held on trust for the benefit of, and distributed to, the Holding Period Beneficiaries in accordance with the terms of the Holding Period Trust Deed.

Tender Instruction	means the instruction of an Account Holder to tender the Existing Notes to the Depository through the Tender Process.

Tender Participation Deadline	means the deadline for the purposes of: (a) submitting a Tender Instruction in the Tender Process, and (b) being entitled to receive Scheme Consideration on the Restructuring Effective Date.

Tender Process	means the tender process in respect of the Existing Notes either through DTC’s Automated Tender Offer Program or other DTC process (such as Deposit of Withdrawal At Custodian Withdrawal ) commencing from the Scheme Effective Date and ending on the Tender Participation Deadline.

Top-Up ADSs	means, for each US$1,000 principal amount and accrued and unpaid interest (at the applicable default rate under the Indenture) up to and including the Restructuring Effective Date of the Existing Notes accepted for exchange, a number of ADSs equal to the lesser of (i)(A) $60 divided by the Reference Price less (B) the Original ADSs and (ii) 30 percent of the Original ADSs.

Top-Up ADS Notice	means the written notice to be issued by the Company within two (2) Business Days of the Reference Price Date, giving notice to Scheme Creditors of the Reference Price, the ADS Creditor Documentation Deadline and the Top-Up Issue Date.

Top-Up Issue Date	means the issue date of the Top-Up ADSs or Net Loss ADSs, being a date within fifteen (15) Business Days after the Reference Price Date, as specified in the Top-Up ADS Notice.

Trading Day	means a day on which (i) trading in the ADSs generally occurs on the NASDAQ, or if the ADSs are not then listed on the NASDAQ, on the principal other U.S. national or regional securities exchange on which the ADSs are then listed or on any other principal market on which the ADSs are then traded; and (ii) a Last Reported Sale Price for the ADSs is available on such securities exchange or market; provided that if the ADS are not so listed or traded, “Trading Day” means a Business Day.

United States	means the United States of America.

Voting Instruction Deadline	means 5:00 p.m. (Cayman Islands time) / 5:00 p.m. (New York time) on 24 November 2021, being the deadline for the delivery of a validly completed Account Holder Letter by a Scheme Creditor for the purposes of voting at the Scheme Meeting.

VWAP	means, for a period of consecutive Trading Days, the per ADS volume-weighted average price over such period calculated using the trading volume and trading price as displayed on Bloomberg page “LKNCY US EQUITY <GO> HP” (or the equivalent successor if the relevant page is not available).

2	INTERPRETATION

2.1	In this Scheme, unless the context otherwise requires or as otherwise expressly stated:

(a)	references to ‘Recitals’, ‘Parts’, ‘Clauses’, ‘Sub-clauses’ and ‘Schedules’ are, unless otherwise stated, references to the recitals, parts, clauses, sub-clauses and schedules respectively of or to this Scheme and are for ease of reference only and shall not affect the interpretation of this Scheme;

(b)	references to a ‘person’ include references to an individual, firm, partnership, company, corporation, other legal entity, unincorporated body of persons or any state or state agency;

(c)	references to a statute or a statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

(d)	references to an agreement, deed or document shall be deemed also to refer to such agreement, deed or document as amended, supplemented, restated, verified, replaced and/or novated (in whole or in part) from time to time and to any agreement, deed or document executed pursuant thereto, provided that such amendment, supplement, restatement, verification, replacement and/or novation has, to the extent it relates to a Post-Restructuring Debt Document or this Scheme, been made in accordance with the terms of such Post-Restructuring Debt Document and/or this Scheme (as applicable);

(e)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

(f)	references to US$ are references to the lawful currency of the United States;

(g)	references to times and dates are, unless otherwise stated, to times and dates in the Cayman Islands;

(h)	references to ‘including’ shall be construed as references to ‘including without limitation’ and ‘include’, ‘includes’ and ‘included’ shall be construed accordingly;

(i)	general words introduced by the word ‘other’ are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, or followed by particular examples intended to be embraced by the general words;

(j)	a company is a ‘subsidiary’ of another company, its ‘holding company’, if that other company (a) holds a majority of the voting rights in it; (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or (c) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or, if it is a subsidiary of a company that is itself a subsidiary of that other company;

(k)	references to “Restructuring”, “Restructuring Conditions” and “Restructuring Effective Date” in this Scheme refer to “Transaction”, “Transaction Conditions” and “Transaction Effective Time” (respectively) in the Noteholder RSA; and

(l)	references to “Scheme Consideration” in this Scheme refers to “Restructuring Consideration” in the Noteholder RSA.

PART A

PRELIMINARY

3	THE COMPANY

3.1	The Company was incorporated as an exempted company limited by shares under the laws of the Cayman Islands on 16 June 2017, with company number 324324.

3.2	The registered office of the Company is situated at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, George Town, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.3	The authorised share capital of the Company is US$50,000 divided into 25,000,000,000 ordinary shares of par value of US$0.000002 each, comprising (a) 20,000,000,000 Class A Ordinary Shares and (b) 5,000,000,000 Class B Ordinary Shares of which 1,880,396,244 Class A Ordinary Shares and 144,778,552 Class B Ordinary Shares are issued and fully paid up. The ordinary shares of the Company were listed on the NASDAQ from 17 May 2019 (stock code: LKNCY) until suspended from trading on 29 June 2020 and delisted on 13 July 2020.

4	THE EXISTING NOTES

The Existing Notes are held under customary arrangements whereby:

(a)	the Existing Notes were constituted by the Indenture, pursuant to which the Company covenanted and agreed to pay the principal of, and accrued and unpaid interest on, each Existing Note;

(b)	the Existing Notes were issued in global registered form with the Global Note registered in the name of Cede & Co., as nominee of the Depositary;

(c)	interests in the Global Note are held by Account Holders (whose identities are recorded directly in the books or other records maintained by the Clearing Systems) through the Clearing Systems, under electronic systems designed to facilitate paperless transactions of dematerialised securities; and

(d)	each Account Holder may be holding its recorded interest in the Global Note on behalf of one or more Scheme Creditors.

5	PURPOSE OF THE SCHEME

5.1	The Restructuring comprises a restructuring of the indebtedness of the Company under the Existing Notes pursuant to the terms of this Scheme, and consistent in all material respects with the Noteholder RSA.

5.2	This Scheme has been promulgated by the Company, acting under the supervision of the Joint Provisional Liquidators, in order to facilitate a wider restructuring of the Liabilities of the Company and includes various measures which are intended to ensure that the Company and the Group can continue to operate as a going concern. The Company and the Joint Provisional Liquidators regard the Scheme as an alternative to the official liquidation of the Company, that would ultimately result in the realisation of assets for the benefit of all creditors of the Company in lower returns.

5.3	The Scheme provides for the release and discharge of all Scheme Claims of the Scheme Creditors against the Company and the Released Parties in consideration for which the Scheme Creditors (and/or their Designated Recipients, as applicable) shall be entitled to receive the Scheme Consideration (and if applicable, the Top-Up ADSs or the Net Loss ADSs) in accordance with the terms of this Scheme in full and final settlement of their Scheme Claims. By reason of the terms of this Scheme, on the Restructuring Effective Date, the Existing Notes will be cancelled and discharged and the respective rights and obligations of Scheme Creditors (and/or their Designated Recipients, as applicable), the Company and the Existing Notes Trustee towards one another under the Indenture will terminate and be of no further force and effect.

6	THIRD PARTIES

6.1	The Claim of the Existing Notes Trustee (in the sum of all outstanding principal amounts and accrued and unpaid interest, including default interest), solely in its capacity as beneficiary of the Company’s covenant to pay pursuant to the terms of the Indenture, and all rights and remedies arising thereto, be and are hereby acknowledged, save that the right to assert a Claim under and through the Scheme and receive any entitlement to Scheme Consideration (and, if applicable, any Top-Up ADSs or Net Loss ADSs) shall be reserved solely to the Noteholders, as contingent creditors of the Company, in consideration for the release and discharge of all Scheme Claims, including the Claim of the Existing Notes Trustee (but for the Excluded Liabilities), fully and absolutely, in accordance with the terms of this Scheme.

6.2	The Existing Notes Trustee has undertaken not to, and accordingly shall not, vote in respect of the Existing Notes at the Scheme Meeting.

6.3	Cede & Co., in its capacity as nominee for the Depositary and as registered holder of the Existing Notes has been directed by the Cayman Court not to, and accordingly shall not, vote in respect of the Existing Notes at the Scheme Meeting.

6.4	Pursuant to the Deed of Undertaking, the Scheme Supervisors, the Existing Notes Trustee, the Subsidiary Guarantors, the Holding Period Trustee and the Information Agent, have undertaken to be bound by and perform the terms of this Scheme and insofar as applicable, to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things that are consistent with and reasonably required for the purposes of giving effect to this Scheme.

PART B

THE SCHEME

7	APPLICATION AND EFFECTIVENESS OF THE SCHEME

7.1	The compromise and arrangement effected by this Scheme shall apply to all Scheme Claims and shall be binding on the Company and all Scheme Creditors and their respective successors, assigns and transferees. The Scheme Creditors (and/or their Designated Recipients, as applicable) shall be eligible to receive certain rights in accordance with the terms of this Scheme in full and final settlement of all Scheme Claims.

7.2	Excluded Liabilities shall not be subject to the arrangement and compromise effected by this Scheme.

7.3	This Scheme will become effective in accordance with its terms on the Scheme Effective Date.

7.4	The Company shall promptly notify the Information Agent of the satisfaction of the Scheme Conditions and the occurrence of the Scheme Effective Date by delivering to the Information Agent a Scheme Effective Notice which shall specify:

(a)	the Tender Participation Deadline;

(b)	(if an Equity Option Event occurs), the Equity Conversion Option Date (which, for the avoidance of doubt, shall fall on the same date as the Tender Participation Deadline); and

(c)	the Scheme Distribution Longstop Time.

7.5	The Information Agent shall promptly notify Scheme Creditors of the Scheme Effective Date by:

(a)	sending the Scheme Effective Notice by electronic mail and pre-paid first class post to the Existing Notes Trustee;

(b)	sending the Scheme Effective Notice by electronic mail to each person whom the Company believes may be a Scheme Creditor and which is registered as a Scheme Creditor with the Information Agent;

(c)	arranging for the posting of the Scheme Effective Notice by pre-paid first class post to Scheme Creditors through the custodial banks, brokers and other nominees through which Scheme Creditors hold their Existing Notes;

(d)	publishing the Scheme Effective Notice on the Scheme Website;

(e)	sending the Scheme Effective Notice by electronic mail to the Depositary (to be posted on its legal notice platform) and the Clearings Systems for onward email distribution to Scheme Creditors; and

(f)	making a material information report by filing a Form 6K with the SEC.

7.6	The Restructuring Effective Date will occur upon the Business Day on which the Company gives notice of the satisfaction of the Restructuring Conditions by delivering a Completion Notice to the Information Agent for distribution to Scheme Creditors in accordance with the steps described at Clause 7.5 above. The Completion Notice shall confirm the date of the Scheme Consideration Distribution Date, which for the avoidance of doubt, shall fall on the same date as the Restructuring Effective Date, and shall specify the Bar Date and the Final Distribution Date.

7.7	Subject to Clause 7.8, if the Restructuring Effective Date has not occurred on or before the Scheme Distribution Longstop Time or if any termination of this Scheme in accordance with Clause 26 occurs, the terms of and obligations on the parties under or pursuant to this Scheme shall lapse, all Scheme Steps will not or will be deemed not to have occurred, any actions taken under or pursuant to Clause 11.2 and Clause 11.3 shall have no binding effect, any Scheme Claim or other Claim released pursuant to Clause 13.1 and the Deed of Release shall automatically revive and all compromises and arrangements provided by this Scheme shall have no force or effect. To the extent permitted by law, the parties shall take all and any steps as are necessary or desirable to reverse any action which have occurred in order to restore the parties to their prior position, provided that no party shall be required to incur any material out-of-pocket costs or expenses in doing so.

7.8	The Company and the Joint Provisional Liquidators may extend the Scheme Distribution Longstop Time:

(a)	for a period of up to thirty (30) days, provided that:

(i)	the Company or the Joint Provisional Liquidators shall provide the Majority Ad Hoc Group or the Majority Consenting Noteholders (as the case may be), notice of the reason for such extension at least ten (10) Business Days prior to the date on which the Scheme Distribution Longstop Time would otherwise occur in the absence of such extension; and

(ii)	such extension will be null and void ab initio if the Majority Ad Hoc Group or the Majority Consenting Noteholders (as the case may be) object thereto and provide written notice of such objection (including the grounds therefor) to the Company and the Joint Provisional Liquidators within five (5) Business Days after receiving a notice of such extension in accordance with sub-clause (i) above, or

(b)	until such later time as may be agreed in writing by the Company, the Joint Provisional Liquidators and the Majority Ad Hoc Group or the Majority Consenting Noteholders (as the case may be).

7.9	The Company shall promptly notify Scheme Creditors of any extension to the Scheme Distribution Longstop Time in accordance with the steps described at Clause 7.5 above.

8	AUTHORISATIONS, DIRECTIONS AND INSTRUCTIONS

8.1	On and from the Scheme Effective Date, each Scheme Creditor hereby appoints the Company as its attorney and agent and irrevocably authorises, directs, instructs and empowers the Company (represented by any authorised person) to enter into, execute and deliver the Deed of Release for and on behalf of such Scheme Creditor, provided however, (without prejudice and subject to Clause 26.2 of this Scheme) that the Deed of Release shall become effective on the Scheme Effective Date.

8.2	On and from the Scheme Effective Date, each Scheme Creditor hereby irrevocably authorises and instructs the Existing Notes Trustee, the New Notes Trustee and the Common Security Agent to enter into, execute and deliver as a deed (or otherwise):

(a)	the Post-Restructuring Debt Documents in the Agreed Form as appended to this Scheme and/or available on the Scheme Website subject to any non-material modifications approved or imposed by the Cayman Court in accordance with Clause 25 of this Scheme; and

(b)	any other document referred to, contemplated by or ancillary to any of the foregoing,

in each case to be held in escrow until or otherwise to become effective on the Restructuring Effective Date, in accordance with the Scheme Steps for the purposes of giving effect to the terms of this Scheme.

8.3	On and from the Restructuring Effective Date, each Scheme Creditor hereby irrevocably authorises the Company, and each Scheme Creditor and the Company hereby irrevocably authorises the Existing Notes Trustee and/or the Depositary to take whatever action is necessary or appropriate to cancel, mark down and discharge the Global Note representing the Existing Notes, including to:

(a)	instruct the Clearing Systems to debit the Book Entry Interests relating to the Existing Notes from the custody account of each Scheme Creditor;

(b)	authorise the cancellation of the Book Entry Interests in respect of the Existing Notes; and

(c)	take or carry out any other step or procedure reasonably required to effect the settlement of the terms of this Scheme.

8.4	On and from the Restructuring Effective Date, each Scheme Creditor hereby irrevocably authorises and directs:

(a)	the Existing Notes Trustee and the Depositary to take whatever action is necessary or reasonably appropriate to give effect to the terms of this Scheme in accordance with the Existing Notes Trustee Instruction and the DTC Instruction delivered by the Company in accordance with the Scheme Steps, without any duty to investigate further and without incurring any Liability for doing so (other than any Liability arising as a result of gross negligence, wilful default, wilful misconduct or fraud), for the purposes of giving effect to the terms of this Scheme; and

(b)	the Holding Period Trustee to act and rely upon any instructions from the Information Agent and the provisions of the Scheme, without any duty to investigate further and without incurring any Liability for doing so (other than any Liability arising as a result of gross negligence, wilful default, wilful misconduct or fraud), for the purposes of giving effect to the terms of this Scheme.

8.5	The directions, instructions and authorisations granted under this Clause 8 shall be treated, for all purposes whatsoever and without limitation, as having been granted by deed and the Company shall be entitled to delegate the authority granted and conferred by this Clause 8 to any duly authorised officer or agent of the Company as necessary.

8.6	The Company shall cease to be the agent and attorney of each Scheme Creditor under Clause 8.1 upon completion of the Scheme in accordance with Clause 7.6 or if the Scheme lapses in accordance with Clause 7.7 .

9	COMPROMISE AND ARRANGEMENT

9.1	On and from the Scheme Effective Date, notwithstanding any term of the Post-Restructuring Debt Documents and subject to the terms of this Scheme:

(a)	all of the right, title, and interest of Scheme Creditors (and any person who acquires an interest in or arising out of a Scheme Claim after the Record Time) to the Scheme Claims shall be subject to the arrangements and compromises set out in this Scheme;

(b)	without prejudice and subject to Clause 26.2, the Released Parties shall be released and discharged by the Scheme Creditors fully and absolutely in accordance with Clause 13 and the Deed of Release, in return for which the Scheme Creditors shall become entitled to the Scheme Consideration (and if applicable, the Top-Up ADSs or the Net Loss ADSs), in accordance with the terms of this Scheme and the Holding Period Trust Deed.

9.2	Any and all documents giving rise to a Scheme Claim shall be deemed cancelled and surrendered, on and from the Restructuring Effective Date, in each case so as to bind all Scheme Creditors.

10	APPOINTMENT OF SCHEME SUPERVISORS

10.1	On the Scheme Effective Date, the Scheme Supervisors shall be appointed in accordance with the Scheme Supervisor Protocol at Schedule 1 to this Scheme, and shall have the powers, and discharge the duties and responsibilities imposed on them, as set forth therein, in this Scheme, and pursuant to the Deed of Undertaking by which the Scheme Supervisors agree to be bound by the terms of the Scheme.

11	SCHEME STEPS

11.1	The following Scheme Steps will occur and shall to the extent possible take effect in the order set out below.

11.2	On or as soon as reasonably practicable following the Scheme Effective Date:

(a)	the Company shall take the step set out in Clause 7.4 above;

(b)	the Information Agent will promptly notify Scheme Creditors of the Scheme Effective Date and the Tender Participation Deadline in accordance with the steps set out in Clause 7.5 above;

(c)	the Company shall, for itself and for and on behalf of each Scheme Creditor in accordance with and pursuant to the authority granted under Clause 8.1 of this Scheme, execute the Deed of Release, which shall become effective on and from the Scheme Effective Date (subject to Clause 26.2);

(d)	the Company shall execute the Post- Restructuring Debt Documents, and will procure that the Subsidiary Guarantors, the Existing Notes Trustee, the New Notes Trustee and the Common Security Agent execute the Post-Restructuring Debt Documents to which they are respectively a party and any ancillary documents (in each case to be held in escrow until the Restructuring Effective Date);

(e)	Scheme Creditors who wish to receive the Scheme Consideration on the Restructuring Effective Date (and their Top- Up ADSs or Net Loss ADSs, on the Top-Up Issue Date) must submit (or procure that their Account Holder submit) a Tender Instruction in respect of their Existing Notes in accordance with the Tender Process, no later than the Tender Participation Deadline; and

(f)	if an Equity Option Event occurs, Scheme Creditors who elect to exercise the Equity Conversion Option shall submit the Equity Conversion Option Notice to the Information Agent, no later than the Equity Conversion Option Date (being one and the same date as the Tender Participation Deadline).

11.3	On the Scheme Consideration Distribution Date / Restructuring Effective Date, being one and the same date, notwithstanding any term of the Post-Restructuring Debt Documents and subject to the terms of this Scheme, the following steps shall occur:

(a)	the Post-Restructuring Debt Documents shall be released by the relevant parties or otherwise become effective in accordance with their terms;

(b)	the Company shall cause the distribution of the Scheme Consideration to the Scheme Creditors, including, without limitation:

(i)	issue the New Notes pursuant to the New Notes Indenture;

(ii)	issue or cause to be issued and deliver or cause to be delivered the Original ADSs or (in the case of ADS Facility Unavailability) pay the cash-equivalent to Scheme Creditors in lieu of the Original ADSs;

(iii)	issue or cause to be issued the Equity Conversion Consideration to the Scheme Creditors (if applicable),

in each case subject to and in accordance with their respective entitlements under Clause 17 and Clause 21 of this Scheme;

(c)	to the extent not already completed prior to the Restructuring Effective Date, the Company shall pay:

(i)	the Interest Prefunding Obligation (if applicable) by way of deposit into an escrow account in the Cayman Islands or other account as reasonably agreed between the Company and the Majority Ad-Hoc Group or Majority Consenting Noteholders (as the case may be); and

(ii)	all Scheme Costs by wire transfer of immediately available funds;

(d)	the Joint Provisional Liquidators will disburse the Closing Cash in accordance with the Closing Cash Waterfall at Clause 17.15 of this Scheme; and

(e)	any Surplus Scheme Consideration shall be transferred to the cash or securities accounts designated by the Holding Period Trustee and the Holding Period Trustee shall enter into the Holding Period Trust Deed.

11.4	On completion of each of the steps outlined in Clause 11.2 and Clause 11.3 above, on the Restructuring Effective Date:

(a)	the Company shall ensure that each Global Note representing the Existing Notes is cancelled by the Depositary and shall deliver the Existing Notes Trustee Instruction to the Existing Notes Trustee, the DTC Instruction to the Depositary and give all other related instructions as required to the Information Agent and/or Existing Notes Trustee and/or the Depositary for such purpose; and

(b)	the respective rights and obligations of the Scheme Creditors (including, for the avoidance of doubt, any person who acquires an interest in or arising out of a Scheme Claim after the Record Time), the Company, and the Existing Notes Trustee towards one another under the Existing Notes and the Indenture will be fully and finally discharged.

11.5	Following the Restructuring Effective Date:

(a)	within two (2) Business Days following the Reference Price Date, the Company will issue the Top-Up ADS Notice giving notice to Scheme Creditors of the Reference Price, the ADS Creditor Documentation Deadline and the Top-Up Issue Date, for the purpose of receiving distributions of the Top-Up ADSs or the Net Loss ADSs (if applicable), on the Top-Up Issue Date;

(b)	the Company will issue or cause to be issued and deliver or cause to be delivered the Top-Up ADSs (if any) or the Net Loss ADSs (if any) on the Top-Up Issue Date, in accordance with the entitlements of any Scheme Creditors under Clause 17.12 of this Scheme;

(c)	the Holding Period Trustee shall make Periodic Distributions (if appropriate) of the Surplus Scheme Consideration on a Periodic Distribution Date during the Holding Period; and

(d)	the Holding Period Trustee shall distribute the final Periodic Distribution (if appropriate) of the Surplus Scheme Consideration on the Final Distribution Date.

12	NO RIGHT TO COMMENCE PROCEEDINGS

12.1	On and from the Scheme Sanction Date, each Scheme Creditor hereby irrevocably undertakes and covenants with the Company for the benefit of the Company and each of the Released Parties not to commence, continue or procure the commencement or continuation of any Proceeding, whether directly or indirectly, against any of the Released Parties or in respect of any property of any of the Released Parties in respect of any Scheme Claim or other Claim released pursuant to Clause 13 below, provided that, for the avoidance of doubt, nothing contained herein shall prevent or prohibit any Scheme Creditor from commencing and continuing an Allowed Proceeding.

12.2	Each Released Party shall be fully entitled to enforce Clause 12.1 in its own name, (whether by way of a Proceeding or by way of defence or estoppel (or similar) in any jurisdiction whatsoever) and enjoy the benefit of and have full rights thereunder in each case, as if it were a party hereto, pursuant to any applicable law which so permits.

12.3	Each Scheme Creditor is hereby deemed to acknowledge that if it, or any person claiming through it, takes any Proceedings against any Released Party in breach of Clause 12.1 and the Deed of Release, the Released Party shall be entitled to obtain an order as of right staying those Proceedings and providing for payment, by the Scheme Creditor concerned and any person claiming through it, of any reasonable costs, charges or other expenses incurred by such Released Party as a result of taking such Proceedings.

13	RELEASE AND DISCHARGE

13.1	Subject to Clause 26.2 of this Scheme and in accordance with the Deed of Release to be executed pursuant to Clause 13.6, with immediate effect on and from the Scheme Effective Date, each Scheme Creditor (and any person who acquires an interest in or arising out of a Scheme Claim after the Record Time), on behalf of itself and each of its predecessors, successors and assigns, to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge irrevocably, unconditionally, fully and absolutely each of the Released Parties from any and all Claims and/or Liabilities which it has, may have had or hereafter may have against the Released Parties, whether known or unknown, fixed or contingent, including any and all Scheme Claims or with respect to any indebtedness of the Company under the Existing Notes or the Indenture, or Claims and/or Liabilities in any way arising from acts or omissions prior to the Scheme Effective Date (including, notwithstanding anything to the contrary in this Scheme and for the avoidance of doubt, any and all Claims and/or Liabilities in connection with or arising from the Proceedings in the Cayman Court in FSD 82 of 2020 (IKJ)), the preparation, negotiation, sanctioning or implementation of the Scheme and/or the Restructuring, and/or in connection with or arising from the Provisional Liquidation, (or, only in respect of the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Holding Period Trustee, the Information Agent and the Depositary, all Claims and/or Liabilities which are based on actions taken or not taken by the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Holding Period Trustee, the Information Agent and the Depositary in such capacities, and any of their Connected Persons pursuant to the Scheme), save for the Excluded Liabilities and as provided at Clause 13.2 below.

13.2	The releases, waivers and undertakings under Clause 13.1 shall not:

(a)	prejudice or impair any rights of any Scheme Creditor created under this Scheme and/or which arise as a result of a failure by the Company or any party to this Scheme to comply with any terms of this Scheme including without limitation any right to commence and continue any Allowed Proceeding; or

(b)	prejudice or impair any claims or causes of action of any Scheme Creditor against any Released Party arising from or relating to gross negligence, wilful misconduct, or fraud (i) arising on or after the entry of the JPL Order or (ii) which was concealed by the Company from the Scheme Creditors.

13.3	Subject to Clause 26.2 of this Scheme, with immediate effect on and from the Scheme Effective Date, each of the Released Parties on behalf of itself and each of its predecessors, successors and assigns, to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge irrevocably, unconditionally, fully and absolutely each of the Scheme Creditors and the Released Parties from any and all Claims and/or Liabilities which any Released Party has, may have had or hereafter may have against the Scheme Creditors or any Released Party whether known or unknown, fixed or contingent, including any and all Scheme Claims or with respect to any indebtedness of the Company under the Existing Notes or the Indenture, or Claims and/or Liabilities in any way arising from acts or omissions prior to the Scheme Effective Date (including, notwithstanding anything to the contrary in this Scheme and for the avoidance of doubt, any and all Claims and/or Liabilities in connection with or arising from the Proceedings in the Cayman Court in FSD 82 of 2020 (IKJ)), or the preparation, negotiation, sanctioning or implementation of the Scheme and/or the Restructuring, and/or in connection with or arising from the Provisional Liquidation (or, only in respect of the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Holding Period Trustee, the Information Agent and the Depositary, all Claims and/or Liabilities which are based on actions taken or not taken by the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Holding Period Trustee, the Information Agent and the Depositary in such capacities, and any of their Connected Persons pursuant to the Scheme), save for the Excluded Liabilities and as provided at Clause 13.4 below.

13.4	The releases, waivers and undertakings under Clause 13.3 shall not:

(a)	prejudice or impair any rights of any Released Party created under this Scheme and/or which arise as a result of a failure by any party to this Scheme to comply with any terms of this Scheme including without limitation any right to commence and continue any Allowed Proceeding; or

(b)	prejudice or impair any claims or causes of action of any Released Party against any other Released Party arising from or relating to gross negligence, wilful misconduct, or fraud.

13.5	Subject to Clause 13.2, Clause 13.4 and Clause 26.2, to the extent permitted by law, none of the Scheme Creditors, the Company or the Joint Provisional Liquidators (or Scheme Supervisors) shall be entitled to challenge the validity of any act done in good faith by the Company or the Joint Provisional Liquidators (or Scheme Supervisors) in connection with this Scheme or the exercise in good faith of any power conferred upon such parties for the purposes of any Post-Restructuring Debt Documents if done, omitted or exercised in accordance with the provisions of this Scheme or any Post-Restructuring Debt Document.

13.6	On the Scheme Effective Date, the Company on behalf of the Scheme Creditors in accordance with and pursuant to the authority granted under Clause 8.1 of this Scheme will execute and deliver the Deed of Release in the Agreed Form as appended at Schedule 5 to this Scheme, subject to any modifications required or approved by the Cayman Court, and the Deed of Release shall take full force and effect, provided only that the effect of any such modification is not such as would affect the release of a Claim or the imposition of an obligation that is not referred to in Clause 13.1 or 13.3 and subject always to Clause 26.2 of this Scheme.

PART C

DETERMINATION OF ENTITLEMENT TO SCHEME CONSIDERATION (AND IF APPLICABLE, THE TOP-UP ADSS OR THE NET LOSS ADSS)

14	DETERMINATION OF SCHEME CLAIMS

14.1	The Scheme Supervisors shall assess Scheme Claims for the purposes of determining entitlements to Scheme Consideration (and if applicable, the Top-Up ADSs or the Net Loss ADSs) by reference to the principal amount of the Existing Notes outstanding and owed to the relevant Scheme Creditor as at the Tender Participation Deadline and all accrued but unpaid interest relating to such Existing Notes (at the applicable default rate under the Indenture) up to and including the Restructuring Effective Date.

14.2	In determining whether to Accept or Reject a Scheme Claim the Scheme Supervisors (or, the Information Agent at the direction of the Scheme Supervisors) will verify such Claim set out in the Account Holder Letter submitted by or on behalf of the Scheme Creditor against the information provided by the Depositary and the Clearing System through which that Scheme Creditor holds a Book Entry Interest in the Existing Notes at the Tender Participation Deadline.

14.3	If the Scheme Supervisors dispute the validity or amount of the Liability of any Scheme Claim, they will notify the relevant Scheme Creditor that its Scheme Claim, or any part of it, has been Rejected, and state the reasons for doing so in the Scheme Claim Determination Notice issued to that Scheme Creditor.

14.4	In the event that there is any dispute between the Scheme Supervisors and a Scheme Creditor as to the existence or the amount of the Liability of its Scheme Claim, the Scheme Supervisors shall seek, in the first instance, to resolve such dispute by agreement with the Scheme Creditor, within the Rejected Scheme Claim Resolution Period.

14.5	During the Rejected Scheme Claim Resolution Period, a Scheme Creditor with a Rejected Scheme Claim may provide, and the Scheme Supervisors may request, further evidence and/or written submissions in respect of its Rejected Scheme Claim. If, by the end of the Rejected Scheme Claim Resolution Period, no agreement has been reached, the Scheme Creditor shall be entitled to apply in writing to the Adjudicator to review its Claim in accordance with the Adjudication Procedure at Clause 21 of this Scheme.

15	PROVISION OF INFORMATION

15.1	Account Holder Letters must provide the Information Agent with all information requested in, and be submitted in accordance with the instructions set out in, the form of Account Holder Letter, including the Distribution Confirmation Deed or Designated Recipient Form, as applicable, by submitting the Account Holder Letter by email to the Information Agent.

15.2	Whether the Account Holder Letter and forms have been validly completed shall be determined by the Information Agent (who may consult with the Scheme Supervisors). If the Information Agent refuses to accept an Account Holder Letter it shall use reasonable endeavours to inform the relevant Account Holder of its reasons for doing so and send such statement to the party that provided such Account Holder Letter. It is the responsibility of the Scheme Creditor and its relevant Account Holder to submit a validly completed Account Holder Letter prior to the Bar Date. The Information Agent shall bear no responsibility whatsoever for the failure of any Scheme Creditor or Account Holder to comply with such requirements.

16	BAR DATE

16.1	In order to be entitled to receive any Scheme Consideration, a Scheme Creditor must ensure that a duly completed and executed Account Holder Letter, including the Distribution Confirmation Deed and Designated Recipient Form (if applicable), are provided to and received by the Information Agent no later than the Bar Date.

16.2	For the avoidance of doubt, any Scheme Creditor who fails to comply with Clause 16.1 above shall not receive any Scheme Consideration or other benefits under the terms of the Scheme but shall have its Scheme Claims released in accordance with the terms of this Scheme. The Scheme Consideration to which such Scheme Creditor would otherwise have been entitled shall form part of the Remaining Surplus Scheme Consideration.

16.3	Any Scheme Creditor may decline its entitlement to any or all Scheme Consideration (and if applicable, the Top-Up ADSs or the Net Loss ADSs) and such entitlement shall form part of the Remaining Surplus Scheme Consideration.

PART D

SCHEME PAYMENTS AND DISTRIBUTIONS

17	DISTRIBUTION OF SCHEME CONSIDERATION (AND IF APPLICABLE, THE TOP-UP ADSS OR THE NET LOSS ADSS)

Cash Consideration

17.1	On the Restructuring Effective Date, the Joint Provisional Liquidators shall pay to each Scheme Creditor with an Accepted Scheme Claim, the Cash Consideration.

17.2	The payment obligations of the Company under Clause 17.1 above, shall be satisfied if made by electronic transfer to, either (i) the Depositary for subsequent onward credit to the account of the Scheme Creditor or its Designated Recipient in the case of payments made via the Depositary; (ii) the relevant custodial bank, broker, or other nominee for onward credit to the account of the Scheme Creditor or its Designated Recipient in the case of payments made via their custodian; (iii) the Scheme Creditor in the case of payments made directly to the Scheme Creditor; or (iv) the designated account of the Holding Period Trustee in an aggregate principal amount equal to the Cash Consideration comprising the Surplus Scheme Consideration.

New Notes Exchange

17.3	For each US$1,000 of principal amount and accrued and unpaid interest (at the applicable default rate under the Indenture up to and including the Restructuring Effective Date) of the Existing Notes held by a Scheme Creditor, such Scheme Creditor will be entitled, in addition to the Cash Consideration, to be issued on the Restructuring Effective Date:

(a)	US$230 principal amount of New Notes A, unless a New Notes A Replacement has occurred and subject to the exercise by such Scheme Creditor, in such Scheme Creditor’s sole discretion, of the Equity Conversion Option (if the Equity Option Event occurs);

(b)	US$300 principal amount of New Notes B, unless a New Notes B Replacement has occurred;

(c)	US$75 principal amount of New Notes C, unless a New Notes A Replacement has occurred.

If the New Notes A are paid in full, in cash (including any accrued and unpaid interest thereon) or otherwise cease to be outstanding on or before the New Notes A Maturity Date (collectively, a “New Notes A Take-out”), the entire issuance of New Notes C shall be mandatorily redeemed for $0.00 one (1) Business Day after a New Notes A Take-out, regardless of whether a default or event of default under the New Notes C has occurred, provided that:

(i)	interests in the New Notes will be credited in minimum denominations of US$1000.00 and integral multiples of US$1000.00 in excess thereof;

(ii)	entitlements to the New Notes will be rounded down to the nearest US$1000.00 increment (or zero, if such principal amount is less than US$1000.00); and

(iii)	the Company shall pay cash in lieu of any adjustment made as a result of such rounding down described in the immediately preceding paragraph.

17.4	If the New Notes A are issued and a New Notes A Take-Out does not occur on or before the New Notes A Maturity Date, the entire issuance of New Notes C (including any accrued and unpaid default interest thereunder) will be due and owing and will accrue default interest (if applicable) until paid in full.

17.5	If the New Notes A are issued but the New Notes A Replacement has not occurred, the Company shall deposit 100% of the then outstanding principal amount of New Notes A in the Pledged Account at least sixty (60) days prior to the New Notes A Maturity Date.

17.6	The New Notes shall have the benefit of joint and several guarantees granted by the Subsidiary Guarantors and the Security.

17.7	The Company’s obligation to issue the New Notes in accordance with the terms of the Scheme and the New Notes Indenture shall be satisfied by the Company causing the deposit of the New Notes in global registered form in the name of the Depositary or its nominee for allocation to (i) the relevant accounts in the Clearing Systems of the Scheme Creditors (or their Designated Recipients, if applicable) in the aggregate principal amount of the New Notes to which they are entitled, as calculated in accordance with Clause 17.3 above; and (ii) the designated account of the Holding Period Trustee in an aggregate principal amount equal to the New Notes comprising the Surplus Scheme Consideration.

ADS Issuance

17.8	For each US$1,000 of principal amount and accrued and unpaid interest (at the applicable default rate under the Indenture up to and including the Restructuring Effective Date) of the Existing Notes held by a Scheme Creditor, such Scheme Creditor will be entitled to be issued (rounded down to the nearest whole number of ADSs) on the Restructuring Effective Date:

(a)	a number of ADSs equal to US$60 divided by the Issue Price, representing the Original ADSs; or

(b)	in the event of ADS Facility Unavailability, cash in an amount of US$60 in lieu of the Original ADSs.

17.9	The Company shall pay cash in lieu of any fractional ADS that a Scheme Creditor would otherwise be entitled to receive.

17.10	The Company’s obligation to issue and allot the Original ADSs shall be satisfied by the issuance and delivery to Scheme Creditors (or their Designated Recipients, if applicable) of an unlegended certificate representing the aggregate number of Class A Ordinary Shares for deposit by the Company with the ADS Depositary, in exchange and consideration for the issue by the ADS Depositary of the ADSs via book-entry distribution in the amount to which each Scheme Creditor is entitled.

17.11	In accordance with the Deposit Agreement, the Company shall issue to the ADS Custodian such Class A Ordinary Shares required for the issuance of the ADSs, provide written delivery instructions and shall comply with the Deposit Agreement as required by the ADS Depositary and ADS Custodian in connection with each issuance of Class A Ordinary Shares and delivery of ADSs.

17.12	If the Scheme Creditors receive Original ADSs in accordance with Clause 17.8 above and if, on the Reference Price Date, the Reference Price of the Original ADSs is lower than the Issue Price, the Company shall:

(a)	issue or cause to be issued and deliver or cause to be delivered the Top-up ADSs or, if the Scheme Creditor incurred a Net Loss during the Initial Period, the Net Loss ADSs; or

(b)	in the event of ADS Facility Unavailability, pay the cash equivalent of the Top-up ADSs or the Net Loss ADSs (as applicable), calculated based on the VWAP on the Trading Day immediately preceding the relevant payment date, in each case, on the Top-Up Issue Date and subject to receipt by the Company of the ADS Creditor Documentation by the ADS Creditor Documentation Deadline.

17.13	The Scheme ADSs to be issued to the Scheme Creditors pursuant to the Scheme, will be subject to customary anti-dilution adjustment by the Company in its sole discretion in the event of the occurrence of one or more corporate events set forth in Section 14.04 of the Indenture (including a Rights Plan Trigger Event) if such corporate event occurs on or before the issue date of the relevant Scheme ADSs and the Company determines that such corporate event has a diluting or concentrative effect on the theoretical value of the Scheme ADSs. In such circumstances, the Company may in its sole discretion adjust other variables described in this Scheme, including but not limited to, if applicable, the Issue Price, the Reference Price and the Equity Conversion VWAP. The Company will make any such anti-dilution adjustment by reference to the relevant adjustment method set forth in Section 14.04 of the Indenture with a view to offsetting, to the extent practicable, any change in the economic position relative to the Scheme ADSs, that results solely from such corporate event, and the Company may make any adjustments as necessary to ensure an equitable result. The Company will also determine the effective date of any anti-dilution adjustment. Notwithstanding the foregoing, the Company acknowledges and agrees that: (i) if the Rights Plan Trigger Event occurs during the period of Trading Days for which the Issue Price, the Reference Price or the Equity Conversion VWAP is determined, such Rights Plan Trigger Event will have a diluting effect on the theoretical value of the relevant Scheme ADSs; and (ii) the Company will make one or more anti-dilution adjustments to offset the diluting effect of such Rights Plan Trigger Event relative to the Scheme ADSs, in order to ensure an equitable result to the Scheme Creditors.

Equity Conversion Option

17.14	If the Equity Option Event occurs, Scheme Creditors with Accepted Scheme Claims who have validly exercised the Equity Conversion Option on or before the Equity Conversion Option Date shall receive the Equity Conversion Consideration on the Restructuring Effective Date.

Distribution of Closing Cash

17.15	The Closing Cash shall be available for disbursement on the Restructuring Effective Date in the following order:

(a)	first, the First Priority Payment, being the Cash Consideration payable to Scheme Creditors with Accepted Scheme Claims;

(b)	second, an amount equal to the difference between $250 million of Closing Cash and the First Priority Payment will be allocated for such purposes as determined by the Joint Provisional Liquidators in their sole discretion, including but not limited to, payments to creditors of the Company and any other near term liquidity needs of the Company;

(c)	third, of the next $100 million of Closing Cash, the Scheme Creditors with Accepted Scheme Claims shall receive 75 percent of such Closing Cash (up to $75 million) in the following order: first, in the event of ADS Facility Unavailability, in lieu of the Original ADSs and then in lieu of any Equity Conversion Consideration; second, after all of the Original ADSs and the Equity Conversion Consideration have been replaced (in the event of ADS Facility Unavailability), in lieu of the New Notes A; and last, after the New Notes A Replacement, in lieu of New Notes B;

(d)	fourth, of the next $50 million of Closing Cash, the Scheme Creditors with Accepted Scheme Claims shall receive 40 percent of such Closing Cash (up to $20 million) in the following order: first, in the event of ADS Facility Unavailability, in lieu of the Original ADSs and then in lieu of any Equity Conversion Consideration; second, after all of the Original ADSs and the Equity Conversion Consideration have been replaced (in the event of ADS Facility Unavailability), in lieu of the New Notes A; and last, after the New Notes A Replacement has occurred, in lieu of New Notes B;

(e)	fifth, the Joint Provisional Liquidators shall allocate any remaining Closing Cash in their sole discretion, including but not limited to payments to other creditors of the Company and any other near term liquidity needs of the Company; and

(f)	finally, the Scheme Creditors with Accepted Scheme Claims shall receive any remaining Closing Cash not allocated by the Joint Provisional Liquidators in the following order: first, in the event of ADS Facility Unavailability, in lieu of the Original ADSs and then in lieu of any Equity Conversion Consideration; second, after all of the Original ADSs and the Equity Conversion Consideration have been replaced (in the event of ADS Facility Unavailability), in lieu of the New Notes A; and last, after the New Notes A Replacement has occurred, in lieu of New Notes B.

Timing of Distributions

17.16	Subject to the terms of this Scheme, the timing of the allocation and distribution of Scheme Consideration (and if applicable, the Top-Up ADSs or the Net Loss ADSs) to Scheme Creditors shall be determined as follows:

(a)	a Scheme Creditor who:

(i)	has submitted a validly completed Account Holder Letter to the Information Agent;

(ii)	has submitted a Tender Instruction in the Tender Process; and

(iii)	has an Accepted Scheme Claim,

by the Tender Participation Deadline shall receive:

(iv)	the Scheme Consideration on the Restructuring Effective Date; and

(v)	if applicable and in accordance with the entitlements of such Scheme Creditor under Clause 17.12 above, the Top-Up ADSs or Net Loss ADSs, in each case, on the Top-Up Issue Date and subject to receipt by the Company of the ADS Creditor Documentation by the ADS Creditor Documentation Deadline;

(b)	a Scheme Creditor who has submitted a validly completed Account Holder Letter to the Information Agent by the Tender Instruction Deadline but whose Scheme Claim has not been Accepted in full:

(i)	shall be entitled to receive Scheme Consideration on the Restructuring Effective Date in respect of such part of its Scheme Claim which has been Accepted;

(ii)	will have the Scheme Consideration to which it would have been entitled if its Disputed Scheme Claim had been Accepted, issued to the Holding Period Trustee on the Restructuring Effective Date;

(iii)	if any part of its Disputed Scheme Claim is subsequently Accepted, it shall be entitled to receive the corresponding part of its Scheme Consideration from the Holding Period Trustee; and

(iv)	if applicable and in accordance with the entitlements of such Scheme Creditor under Clause 17.12 above, subject to receipt by the Company of the ADS Creditor Documentation by the ADS Creditor Documentation Deadline:

a.	shall be entitled to receive the Top-Up ADSs or Net Loss ADSs on the Top-Up Issue Date, in respect of such part of its Scheme Claim which has been Accepted;

b.	will have the Top-Up ADSs to which it would have been entitled if its Disputed Scheme Claim had been Accepted issued to the Holding Period Trustee on the Top-Up Issue Date; and

c.	if any part of its Disputed Scheme Claim is subsequently Accepted, it shall be entitled to receive the corresponding part of its Top-Up ADSs from the Holding Period Trustee;

(c)	a Scheme Creditor who (i) has submitted a validly completed Account Holder Letter to the Information Agent by the Tender Participation Deadline but fails to submit a Tender Instruction in the Tender Process or (ii) has not submitted a validly completed Account Holder Letter to the Information Agent by the Tender Participation Deadline but whose Scheme Claim is known to the Scheme Supervisors and the Scheme Supervisors consider (acting reasonably) that if the Scheme Creditor does submit a validly completed Account Holder Letter by the Bar Date its Scheme Claim may be Accepted (in the discretion of the Scheme Supervisors), such Scheme Creditor:

(i)	will have the Scheme Consideration to which it would have been entitled in respect of the Scheme Claims if it had submitted a validly completed Account Holder Letter to the Information Agent and submitted a valid Tender Instruction, that Scheme Claim was Accepted issued to the Holding Period Trustee on the Restructuring Effective Date;

(ii)	if it submits a validly completed Account Holder Letter by the Bar Date and its Scheme Claim is an Accepted Scheme Claim, it shall be entitled to its Scheme Consideration from the Holding Period Trustee; and

(iii)	if applicable and in accordance with the entitlements of such Scheme Creditor under Clause 17.12:

a.	will have the Top-Up ADSs to which it would have been entitled in respect of the Scheme Claim as if it had submitted a validly completed Account Holder Letter to the Information Agent and that Scheme Claim was Accepted issued to the Holding Period Trustee on the Top-Up Issue Date;

b.	if its submits a validly completed Account Holder Letter by the Bar Date and its Scheme Claim is Accepted, shall be entitled to its Top-Up ADSs from the Holding Period Trustee in respect of all or that part of its Scheme Claim which is Accepted.

Holding Period

17.17	The Holding Period Trustee shall hold the Surplus Scheme Consideration issued to it on the Restructuring Effective Date (and to the extent applicable, the Top-Up ADSs issued to it on the Top-Up Issue Date) pursuant to the Holding Period Trust Deed on trust absolutely as to both capital and interest paid in respect of the New Notes, or dividends or any other rights or benefits received in respect of the ADSs, for the benefit of the Holding Period Beneficiaries until the expiry of the Holding Period.

17.18	The Surplus Scheme Consideration shall be distributed to the Holding Period Beneficiaries by the Holding Period Trustee in accordance with terms of this Scheme and the Holding Period Trust Deed.

17.19	During the Holding Period, the Holding Period Trustee shall make Periodic Distributions of the Surplus Scheme Consideration (including any interest paid to the Holding Period Trustee by the Company in respect thereof) to the Holding Period Beneficiaries (or their Designated Recipients, as applicable) in the amount to which they are entitled as calculated in accordance with Clause 17 of this Scheme.

17.20	On the Final Distribution Date, the Holding Period Trustee shall distribute the Surplus Scheme Consideration (including any interest paid to the Holding Period Trustee by the Company in respect thereof) as follows:

(a)	first, by way of the Periodic Distribution to the Holding Period Beneficiaries (or their Designated Recipients, as applicable) in the aggregate principal amount to which they are entitled as calculated in accordance with Clause 17 of this Scheme; and

(b)	second, in the event that there is any Remaining Surplus Scheme Consideration, as soon as reasonably practicable after the Final Distribution Date, the Holding Period Trustee shall transfer (i) the Remaining Surplus New Notes to the New Notes Trustee for cancellation; (ii) the Remaining Surplus Cash Consideration to any children’s charity which the Scheme Supervisors may select in their sole discretion; (iii) the Remaining Surplus Scheme ADSs to the Company.

Restrictions on Distribution

17.21	The Company and the Joint Provisional Liquidators will not distribute any Scheme Consideration (or if applicable, any Top-Up ADSs or Net Loss ADSs) to a Scheme Creditor (or its Designated Recipient, as applicable) on the Restructuring Effective Date, the Top-Up Issue Date or any Periodic Distribution Date (including the Final Distribution Date), unless that Scheme Creditor (or its Designated Recipient, as applicable) has provided a duly completed Distribution Confirmation Deed (and Designated Recipient Form, if applicable) to the Information Agent by either (i) the Tender Participation Deadline in order to receive Scheme Consideration on the Restructuring Effective Date (and Top-Up ADSs or Net-Loss ADSs on the Top-Up Issue Date) or (ii) the Bar Date, within which it has confirmed that it is not an Ineligible Person.

17.22	If a Scheme Creditor, being an Ineligible Person, has failed to nominate on or before the Bar Date a Designated Recipient that is not an Ineligible Person, the Scheme Consideration to which that Scheme Creditor would otherwise be entitled shall form part of the Remaining Surplus Scheme Consideration.

Registration in the PRC

17.23	The Company shall use best efforts to register the New Notes B with NDRC of the PRC and obtain a certificate for record-filing and registration in respect of the New Notes B or any other certificate or documentation required pursuant to any revised or updated PRC laws to complete the NDRC-related pre-issuance filing and/or registration requirement. In addition, if required by the NDRC, the Company shall also use best efforts to complete the applicable post-issuance filing with the NDRC within ten (10) Business Days after the date the New Notes B are originally issued or pursuant to the requirements of any revised or updated PRC laws then in effect.

PART E

CONDITIONS TO THE SCHEME AND RESTRUCTURING

18	CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME

18.1	The Scheme will become effective following the satisfaction or waiver of all the following conditions:

(a)	the occurrence of the Scheme Sanction Date;

(b)	the entry of the Chapter 15 Enforcement Order; and

(c)	the execution and effectiveness of the Deed of Release.

19	CONDITIONS TO THE EFFECTIVENESS OF THE RESTRUCTURING

19.1	The Restructuring Effective Date shall only occur following the satisfaction or waiver of all the following conditions:

(a)	the occurrence of the Scheme Effective Date;

(b)	the effectiveness of the Post-Restructuring Debt Documents in accordance with their terms;

(c)	the occurrence of the Scheme Consideration Distribution Date; provided, however, that for the avoidance of doubt, any Top-Up ADSs and Net Loss ADSs shall be distributed after the occurrence of the Restructuring Effective Date and the issuance of such Top-Up ADSs and Net Loss ADSs shall not be a condition to the occurrence of the Restructuring Effective Date;

(d)	payment by the Company of:

(i)	the Cash Consideration, which shall occur simultaneously with the Restructuring Effective Date;

(ii)	the Pre-Signing Fees; and

(iii)	all Scheme Costs; and

(iv)	(if and to the extent applicable), satisfaction of the Interest Prefunding Obligation;

(e)	no event has occurred since the date of execution of the Noteholder RSA that:

(i)	materially impairs the ability of the Company to repay the New Notes when due; or

(ii)	results in a Material Adverse Change; and

(f)	the issuance by the Joint Provisional Liquidators of a report indicating that they are satisfied that all legacy issues of the Company relating to the matters first disclosed in a press release dated 2 April 2020 have been, or are in the process of being, appropriately addressed.

PART F

GENERAL SCHEME PROVISIONS

20	ADJUDICATOR

20.1	There shall be one Adjudicator whose duty it will be to act as an expert, and not as an arbitrator, with respect to all matters referred to him under the terms of this Scheme. The Adjudicator will be responsible for the determination of Scheme Claims referred to him under the Scheme and will have the powers, rights, duties and functions conferred upon him by this Scheme. Except in the case of fraud, gross negligence or wilful misconduct, the Adjudicator will not be liable to the Company or any Scheme Creditor for any act or omission by the Adjudicator in the performance or purported performance of his powers, rights, duties and functions under the Scheme.

20.2	Upon the Scheme Effective Date, the Joint Provisional Liquidators shall appoint an individual who meets the criteria specified in Clause 20.6 as the Adjudicator under the Scheme.

20.3	The office of Adjudicator shall be vacated if the holder of such office:

(a)	dies; or

(b)	is convicted of an indictable offence; or

(c)	resigns his office (which shall be permissible and effective only if he/she gives at least two (2) weeks’ notice to the Company and the Scheme Supervisors prior to such resignation); or

(d)	becomes bankrupt; or

(e)	is disqualified from membership of a professional body of which he/she is a member; or

(f)	is disqualified for acting as a company director by any court of competent jurisdiction; or

(g)	becomes of unsound mind; or

(h)	has a conflict of interest.

20.4	In the event of a vacancy in the office of the Adjudicator, the Scheme Supervisors shall appoint a suitably qualified replacement who also meets the criteria specified in Clause 20.6.

20.5	The Adjudicator shall have the powers, duties and functions, and the rights, conferred upon him by this Scheme. In exercising his powers and carrying out his duties and functions under the Scheme, the Adjudicator shall act in good faith and with due care and diligence in the interests of the Scheme Creditors as a whole, and shall exercise his powers under the Scheme for the purpose of ensuring that the Scheme is implemented in compliance with its terms.

20.6	Each Adjudicator shall be a Queen’s Counsel called to the bar in England & Wales with not less than ten (10) years’ experience in restructuring and insolvency matters, who shall be independent and impartial from the Company, the Joint Provisional Liquidators and the Scheme Supervisors and have no conflict of interest in respect of the Disputed Scheme Claim but who the Joint Provisional Liquidators may, in their absolute discretion, select to act as Adjudicator.

21	ADJUDICATION PROCEDURE

21.1	If a Scheme Creditor disputes the determination of the Scheme Supervisors in respect of its Scheme Claim and no agreement in respect of that dispute can be reached between the Scheme Supervisors and the Scheme Creditor by the end of the Rejected Scheme Claim Resolution Period, the Scheme Creditor shall be entitled to apply in writing to the Adjudicator on or before the Adjudication Referral Deadline, to review its Disputed Scheme Claim in accordance with this Clause 21.

21.2	No application to the Adjudicator shall be entertained unless the relevant Scheme Creditor or person who purports to be a Scheme Creditor confirms in its Adjudication Referral Notice to the Adjudicator that: (a) the determination of the Scheme Supervisors is being disputed by the Scheme Creditor or such person in good faith; and (b) it shall deliver such documents and perform such acts promptly and without undue delay as may reasonably be requested by the Adjudicator for the purpose of enabling him to make a determination of the Scheme Creditor’s application made in accordance with this Clause 21.

21.3	Failure to apply to the Adjudicator within the timeframe set out in Clause 21.1 and/or make the confirmation set out in Clause 21.2 shall be deemed to be an irrevocable acceptance by the Scheme Creditor of the decision of the Scheme Supervisors in respect of its Scheme Claim and any right to further challenge the finding of the Company in respect of such Scheme Claim shall be waived.

21.4	The Adjudicator shall review the Adjudication Referral Notice made in accordance with Clauses 21.1 and 21.2 including the Disputed Scheme Claim and any relevant evidence before him (and any additional evidence as he may request and receive from the relevant Scheme Creditor, the Company and any factual and/or expert witnesses) in relation to the Disputed Scheme Claim and determine, on the balance of probabilities, whether all or part of that Disputed Scheme Claim would be admissible as a proof in the Company’s winding up in the Cayman Islands, and the quantum of such admissible proof, and therefore should be Accepted. The Adjudicator will not rely on res judicata or issue estoppel as a reason to Reject a Disputed Scheme Claim where the relevant judgment may become subject to an appeal. The Adjudicator shall notify the Company, the Scheme Supervisors and the relevant Scheme Creditor in writing of his decision and such decision will be final and binding on the Company, the Scheme Supervisors and the relevant Scheme Creditor, insofar as the law allows.

21.5	The Adjudicator shall have discretion to extend such timeframes and/or adopt procedures (including, without limitation, requesting written submissions and further evidence from the parties, requesting oral hearings and/or the provision of expert evidence) relevant to the nature of the Disputed Scheme Claim being considered so as to provide a fair, efficient and expeditious means for the final resolution of the Disputed Scheme Claim. Specifically, the Adjudicator may, in his sole discretion and as the Adjudicator considers appropriate:

(a)	provide additional directions to the relevant Scheme Creditor and the Scheme Supervisors to submit written submissions and further evidence;

(b)	establish the conduct of any oral hearing provided each of the relevant Scheme Creditor and the Scheme Supervisors are given reasonable notice in writing of any such event;

(c)	appoint one or more experts (who shall be and remain impartial and independent of the Scheme Supervisors and the relevant Scheme Creditor) to report in writing to him and the Company on specific issues relating to the Disputed Scheme Claim, as identified by the Adjudicator; and

(d)	extend the timetable set out in Clause 21.6 below.

21.6	Without prejudice to Clause 21.5, if a Disputed Scheme Claim is referred to the Adjudicator by a Scheme Creditor in accordance with Clauses 21.1 and 21.2, the following timetable shall apply:

(a)	within fourteen (14) calendar days after receiving a Scheme Creditor’s application made in accordance with Clauses 21.1 and 21.2, the Adjudicator may call upon the Scheme Supervisors and/or the relevant Scheme Creditor to produce any further documents or other information which he deems necessary;

(b)	if such documentation or other information is not received within fourteen (14) calendar days of the date upon which the Adjudicator makes the request, the Adjudicator shall, subject to paragraph (c) below, make his determination on the basis of the documents received from the Scheme Supervisors and/or the relevant Scheme Creditor, as applicable, by such time;

(c)	within fourteen (14) calendar days after: (i) such documentation being provided by the Scheme Supervisors and/or the Scheme Creditor, as applicable; or (ii) the expiry of the period provided for in paragraph (b) above; the Adjudicator shall provide the Scheme Supervisors and the Scheme Creditor with a copy of his written decision and thereafter the amount Accepted by the Adjudicator in respect of the Disputed Scheme Claim shall be binding on the Company, the Scheme Supervisors and the Scheme Creditor, and (to the fullest extent permitted by applicable law) there shall be no right of challenge or appeal from the decision of the Adjudicator; and

(d)	if the Adjudicator does not require further information he shall, within fourteen (14) calendar days after receipt of the Adjudication Referral Notice, provide the Company and the Scheme Creditor with a copy of his written decision and thereafter the amount Accepted by the Adjudicator in respect of the Disputed Scheme Claim shall be binding on the Company, the Scheme Supervisors and the Scheme Creditor and (to the fullest extent permitted by applicable law) there shall be no right of challenge or appeal from the decision of the Adjudicator.

21.7	On the making of a decision by the Adjudicator, the Scheme Creditor’s Account Holder Letter shall be deemed to have been varied in accordance with the Adjudicator’s decision and as fully, correctly and irreversibly setting out that Scheme Creditor’s Scheme Claim.

21.8	Communication between the Adjudicator, the Scheme Supervisors and the relevant Scheme Creditor shall be conducted by electronic mail (other than in circumstances where the Adjudicator determines that oral submissions are necessary).

21.9	If a Scheme Claim is:

(a)	accepted by the Adjudicator in its entirety, the Company shall bear all of the costs of the adjudication (including the legal and other expenses incurred by the relevant Scheme Creditor and the costs and expenses incurred by the Adjudicator);

(b)	rejected by the Adjudicator in its entirety, the alleged Scheme Creditor shall bear all of the costs of the adjudication (including the legal and other expenses incurred by the Company), save that the Company shall bear the costs and expenses incurred by the Adjudicato0r; or

(c)	accepted or rejected by the Adjudicator in part, the question of who shall bear the costs of the adjudication (including the legal and other expenses incurred by the Company and the relevant Scheme Creditor) shall be determined by the Adjudicator in his absolute discretion but taking into account the general rule implicit within Clause 21.9(a) and (b) that the unsuccessful party will be ordered to pay the costs of the successful party, and save that the Company shall bear the costs and expenses incurred by the Adjudicator in any event.

21.10	Notwithstanding any other provision of this Scheme, in the event that any Disputed Scheme Claim has not been resolved by the Adjudicator prior to the Bar Date, no Scheme Consideration (and if applicable, no Top-Up ADSs) shall be distributed in respect of such Disputed Scheme Claim unless the Adjudicator subsequently determines that such Disputed Scheme Claim should be Accepted (in part or in whole) by the Company. In the event of such determination, the Scheme Creditor shall receive its entitlement to the Scheme Consideration (and if applicable, the Top-Up ADSs), subject to the terms of the Scheme, in respect of such Accepted Scheme Claim.

21.11	Notwithstanding any other provision of this Scheme, for the avoidance of doubt, the Company is not required to postpone the Restructuring Effective Date in the event that any Disputed Scheme Claim has not been determined by the Adjudicator prior to that time.

22	SCHEME COSTS

22.1	The Company shall perform all outstanding obligations under the Fee Agreement, including, without limitation, paying the Pre-Signing Fees, provided, however, that the Fee Agreement shall terminate thirty (30) Business Days following the Restructuring Effective Date, notwithstanding which, any payment obligation of the Company arising prior to the expiration of such period shall survive termination of the Fee Agreement.

22.2	The Company undertakes to pay all Scheme Costs, as well as the reasonable fees, costs and properly incurred expenses of the Adjudicator, the Information Agent and the Holding Period Trustee in connection with any and all actions taken pursuant to this Scheme, including (without limitation) the negotiation, preparation and implementation of the Scheme, the execution, delivery and filing of any security or other documents pursuant thereto, the costs of the Scheme Meeting, the costs of Scheme and of obtaining entry of the Chapter 15 Enforcement Order, and related relief.

23	SECURITIES LAW CONSIDERATIONS

23.1	In sanctioning this Scheme, the Cayman Court has been apprised of the fact that the Company will rely on the Cayman Court’s ruling with respect to this Scheme for the purposes of relying on the exemption from registration under Section 3(a)(10) of the Securities Act for the issuance of the New Notes to be distributed to Scheme Creditors in exchange for the Scheme Claims subject to the sanction of this Scheme by the Cayman Court.

24	INDEMNITY

24.1	To the extent of the available applicable insurance coverage and payable from the proceeds of the same, subject to the prior approval of the Joint Provisional Liquidators, the Company shall hold each Indemnified Party harmless from, and shall indemnify such Indemnified Party from and against any Claims, actions, demands, damages, charges, losses, Liabilities, obligations, judgments, costs, fees, and expenses which may be incurred by, or asserted or awarded against it in taking any of the steps contemplated by this Scheme (including, without limitation, executing and delivering the Post-Restructuring Debt Documents and cancelling the Global Note), including advancing defence costs prior to final adjudication but excluding any Liability for fraud as determined by a final, non-appealable order of any court of competent jurisdiction.

24.2	For the avoidance of doubt, the Company will not indemnify any Indemnified Party beyond the Company’s contractual obligations to do so and nothing in this Clause 24 will require the Company to breach its existing contractual indemnification obligations.

25	MODIFICATIONS TO THE SCHEME

25.1	The Company may, at any hearing to sanction this Scheme, consent on behalf of all Scheme Creditors to any modification of this Scheme or any terms or conditions which, in each case, the Cayman Court may think fit to approve or impose, provided that such modification, addition, term or condition does not have a material adverse effect on the rights of the Scheme Creditors (or any of them) under this Scheme.

26	TERMINATION OF THE SCHEME

26.1	This Scheme shall terminate automatically, and be of no further force and effect in the event that the Restructuring Effective Date and completion of the steps outlined in Clause 11.3 above have not occurred by the Scheme Distribution Longstop Time.

26.2	In the event that this Scheme is terminated pursuant to Clause 26.1, the Claims of the Scheme Creditors and the Released Parties which are extinguished and discharged under Clause 13.1 of this Scheme and the Deed of Release, shall automatically revive and each Scheme Creditor and Released Party shall be entitled to exercise any and all of its rights, powers and remedies under the terms and conditions of the Existing Notes and the Indenture, as though this Scheme had never been contemplated or implemented, or effective and binding upon them.

27	COMPLETION OF THE SCHEME

27.1	The implementation and operation of this Scheme shall be deemed to be completed on the Holding Period Expiry Date, upon which all duties of the Information Agent, the Adjudicator and the Holding Period Trustee will cease.

28	NOTICES

28.1	Without prejudice to any other provision of this Scheme specifying another method of notice, any notice or other written communication to be given under or in relation to this Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by courier, post, fax or email, to:

(a)	in the case of the Company:

Luckin Coffee Inc.

Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

George Town, Grand Cayman

Cayman Islands

Attention: Reinout Schakel

Email: reinout.schakel@luckincoffee.com

(b)	in the case of the Information Agent:

Epiq Corporate Restructuring, LLC

777 Third Avenue,

12th Floor, New York,

New York 10017

LuckinAHL@epiqglobal.com

(c)	in the case of the Joint Provisional Liquidators / Scheme Supervisors:

Mr. Alexander Lawson	Ms. Wing Sze Tiffany Wong
Alvarez & Marsal Cayman Islands Limited	Alvarez & Marsal Asia Limited
Flagship Building, 2nd Floor Building	Rooms 405-7, 4F, St George’s
70 Harbour Drive, George Town	2 Ice House Street
Grand Cayman, KY1-1104, Cayman Islands	Hong Kong
luckin@alvarezandmarsal.com	luckin@alvarezandmarsal.com

(d)	in the case of a Scheme Creditor, its last known address known to the Company, provided that all deliveries of notices required to be made by this Scheme shall be effective by posting the same via first class mail to the Scheme Creditor (or its custodian bank, broker or nominee) for the persons respectively entitled thereto by corporate action notice through the Clearing Systems, or to at the addresses appearing in the relevant Account Holder Letter or such other addresses (if any) as such persons may respectively direct in writing; and

(e)	in the case of any other person, any address set forth for that person in any agreement entered into in connection with this Scheme or the last known address known to the Company.

28.2	In addition, any notice, document or other written communication to be given to the Scheme Creditors under or in relation to this Scheme may also be given and shall be deemed to have been duly given if:

(a)	posted on the Depositary’s legal notice platform and sent by electronic means through the Clearing Systems;

(b)	published on the Scheme Website; or

(c)	sent by electronic mail to each person which has registered as a Scheme Creditor with the Information Agent or otherwise notified the Information Agent of its valid email address.

28.3	Any Account Holder Letter delivered to the Information Agent by a Scheme Creditor shall be deemed to have been duly delivered if submitted by email to LuckinAHL@epiqglobal.com.

28.4	Any notice or other written communication to be given under this Scheme shall be deemed to have been served:

(a)	if delivered by hand, when actually received provided that, if such receipt occurs after 5:00 p.m. in the place of receipt, the following Business Day;

(b)	if sent by pre-paid first class post, on the fifth Business Day after posting if the recipient is in the country of despatch, otherwise on the tenth Business Day after posting;

(c)	if sent by email, when actually received in readable form provided that, if such receipt in readable form occurs after 5:00 p.m. in the place of receipt, the following Business Day; and

(d)	if published on the Scheme Website, by advertisement or stock exchange announcement, on the date of publication.

28.5	In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the mail.

28.6	The accidental omission to send any notice, written communication or other document in accordance with this Clause 28 or the non-receipt of any such notice by any Scheme Creditor, shall not affect any of the provisions of this Scheme or the effectiveness thereof. Notwithstanding the foregoing, the Joint Provisional Liquidators or the Scheme Supervisors (as the case may be) may, in their absolute discretion, accept any document or notice submitted by a Scheme Creditor not in compliance with the terms of the Scheme, provided that such non-compliance is (in the view of the Joint Provisional Liquidators or the Scheme Supervisors) due solely to the accidental omission of the Company or the Information Agent to send any notice, written communication or other document in accordance with this Clause 28.

29	THE INFORMATION AGENT

29.1	The Information Agent shall not be liable for any Claim or Liability arising in respect of the performance of its duties as Information Agent under this Scheme except where such claim or Liability arises as a result of its own fraud, dishonesty, gross negligence, wilful default or wilful misconduct.

30	SCHEME SUPERVISORS

30.1	On the Scheme Effective Date, the Scheme Supervisors will be appointed, with the powers, rights, duties and functions conferred upon them jointly and severally by this Scheme and the Scheme Supervisor Protocol.

30.2	The Scheme Supervisors (in their own name or as agents of the Company) shall have the power to act on behalf of the Company in relation to all matters relating to the Scheme Claims. In carrying out their duties and functions under the Scheme, the Scheme Supervisors shall (without prejudice to the terms of this Scheme) be empowered:

(a)	to have full access to all such information contained or represented in any format whatsoever in the possession or under the control of the Company as they may from time to time require in order to evaluate the Scheme Claims submitted by the Scheme Creditors to the Information Agent;

(b)	to employ and remunerate accountants, actuaries, lawyers and other professional advisors or agents in connection with the evaluation by the Scheme Supervisors of the Scheme Claims;

(c)	apply to the Cayman Court for directions in relation to any particular matter arising under, or in the course of the operation of, this Scheme;

(d)	to make any payment which is necessary or incidental to the performance of their functions; and

(e)	to do all other things incidental to the exercise of the foregoing powers.

30.3	Neither the Scheme Supervisors (nor any of their Connected Persons) will be liable to the Company or to any Scheme Creditor for any act or omission by the Scheme Supervisors in the performance or purported performance of his powers, rights, duties or functions under this Scheme, except in the case of fraud, wilful default or wilful misconduct.

30.4	The Scheme Supervisors (in their capacity as such):

(a)	shall have only those duties and responsibilities expressly set out in this Scheme and the Scheme Supervisors Protocol and shall not have any implied duties whatsoever; and

(b)	may refrain from doing anything which would or might in their respective opinions be contrary to any law, directive or regulation of any applicable jurisdiction and may do anything which is, in their opinion, necessary to comply with any such law, directive or regulation and shall not be liable for any loss occasioned thereby.

31	THE JOINT PROVISIONAL LIQUIDATORS

31.1	The Joint Provisional Liquidators act as agents for and on behalf of the Company without personal liability and give no representation or warranty of any kind whatsoever in relation to the Scheme, the Restructuring or any ancillary matter.

31.2	Neither the Joint Provisional Liquidators nor their firms, nor any Connected Persons of the Joint Provisional Liquidators shall incur any personal liability whatsoever in respect of any of the obligations undertaken by the Company or any failure of the Company to comply with such obligations, or under any associated arrangements or negotiations, or under any document entered into pursuant to this Scheme or howsoever otherwise.

31.3	The Joint Provisional Liquidators shall not incur any personal liability whatsoever under this Scheme nor in relation to any matter or claim, whether in contract or tort (including negligence) or restitution or by reference to any other remedy or right in any jurisdiction or forum except for any claims or causes of actions arising from or relating to fraud, wilful default or wilful misconduct.

31.4	The exclusions of liability set out in this Scheme shall arise and continue notwithstanding the termination of the agency of the Joint Provisional Liquidators or their discharge from office before or after the Restructuring Effective Date and shall operate as a waiver of any claims in tort as well as under contract.

31.5	Each of the Joint Provisional Liquidators’ firms, and any Connected Persons of the Joint Provisional Liquidators or their firms, shall be entitled to rely on and enjoy the benefit of this Clause 31 as if they were party to this Scheme.

31.6	Any joint provisional liquidator of the Company appointed after the date of the Scheme shall be entitled to rely on and enjoy the benefit of this Clause 31 as if they were a party hereto.

31.7	Nothing in this Scheme shall require the Joint Provisional Liquidators to take any action which would breach any applicable law, rule or regulation.

32	THIRD PARTY RIGHTS

32.1	Subject to Clause 32.2 and except as otherwise provided herein, no person who is not a party to this Scheme has any right under the Cayman Islands Contracts (Rights of Third Parties) Act 2014 (as amended from time to time) to enforce any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

32.2	The Released Parties shall have the right to enforce the terms of this Scheme.

33	FORCE MAJEURE

33.1	None of the Company, the Joint Provisional Liquidators, the Scheme Supervisors, the Scheme Creditors, the Existing Notes Trustee, the New Notes Trustee, the Common Security Agent, the Information Agent or the Holding Period Trustee shall be in breach of its obligations under this Scheme as a result of any delay or non-performance of its obligations under this Scheme arising from Force Majeure.

34	CONFLICT AND INCONSISTENCY

34.1	In the case of a conflict or inconsistency between the terms of this Scheme and the terms of the Explanatory Statement, the terms of this Scheme will prevail.

35	GOVERNING LAW AND JURISDICTION

35.1	This Scheme and any non-contractual obligations arising out of or in connection with the Scheme shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

35.2	The Company, the Joint Provisional Liquidators, the Scheme Supervisors, the Information Agent and each of the Scheme Creditors agree that, to the fullest extent permitted by applicable law, any Disputed Scheme Claim shall be determined in accordance with the Adjudication Procedure provided by the Scheme.

35.3	Without prejudice to the application of the Adjudication Procedure, the Company, the Joint Provisional Liquidators, the Scheme Supervisors, the Information Agent and each of the Scheme Creditors agree that the Cayman Court shall have exclusive jurisdiction to hear and determine any dispute or Proceedings arising out of or in connection with this Scheme and/or the implementation of this Scheme and each of the Company, the Joint Provisional Liquidators, the Scheme Supervisors, the Information Agent and the Scheme Creditors hereby submit to the exclusive jurisdiction of the Cayman Court for those purposes.